ANNUAL INFORMATION FORM

FOR THE FISCAL YEAR ENDED

OCTOBER 31, 2007

Suite 1901 – 1177 West Hastings Street
Vancouver, British Columbia
V6E 2K3

January 23, 2008

ITEM 2 - TABLE OF CONTENTS

PRELIMINARY NOTES

Documents Incorporated by Reference

Date of Information

Currency and Exchange Rates

Metric Equivalents

Forward-Looking Statements

Caution Regarding Adjacent or Similar Mineral Properties

Caution Regarding Reference to Resources and Reserves

Glossary of Terms

ITEM 3:

CORPORATE STRUCTURE

Name, Address and Incorporation

Intercorporate Relationships

ITEM 4:

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

Significant Acquisitions

ITEM 5:

NARRATIVE DESCRIPTION OF THE BUSINESS

General

Risk Factors

Material Mineral Projects

ITEM 6:

DIVIDENDS

ITEM 7:

DESCRIPTION OF CAPITAL STRUCTURE

General Description of Capital Structure

Constraints

ITEM 8:

MARKET FOR SECURITIES

Trading Price and Volume

ITEM 9:

ESCROWED SECURITIES

ITEM 10:

DIRECTORS AND EXECUTIVE OFFICERS

Name, Occupation and Security Holding

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Conflicts of Interest

ITEM 11:

PROMOTERS

ITEM 12:

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Legal Proceedings

Regulatory Actions

ITEM 13:

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

ITEM 14:

TRANSFER AGENTS AND REGISTRAR

ITEM 15:

MATERIAL CONTRACTS

ITEM 16:

NAMES AND INTERESTS OF EXPERTS

Names and Interests of Experts

ITEM 17:

ADDITIONAL INFORMATION

Audit Committee Information

Additional Information

SCHEDULE “A” – AUDIT COMMITTEE INFORMATION

PRELIMINARY NOTES

Documents Incorporated by Reference

Incorporated by reference into this Annual Information Form (“AIF”) are the following documents:

(a)

Consolidated Audited Financial Statements of the Company for the year ended October 31, 2007;

(b)

Management Discussion and Analysis of the Company for the year ended October 31, 2007 dated January 23, 2008;

(c)

Management Information Circular dated April 3, 2007 in respect of the 2007 Annual General Meeting (“Information Circular”);

(d)

Technical report dated January 22, 2006 entitled “Diamond Drill Report on the Picale Property, Baja California Norte IOCG Project (Alisitos Project) – Baja California Norte, Mexico” prepared by Gary D. Belik, P.Geo. (the “Belik Baja Report”);

(e)

Technical report dated January 20, 2008 entitled “Summary Report on the Incahuasi Gold Project” prepared by Michael Henrichsen, P.Geo. of Red Viking Consulting (the “Henrichsen Report”);

(f)

Technical report dated December 15, 2007 entitled “Technical Report on the Iron Sands Project: The Pampa El Toro, Carbonera and Tanaca Dune Fields, near Nazca, Peru” prepared by Mark D. Cruise, EurGeol. (the “Cruise Report”);

(g)

Technical Report dated August 6, 2005 entitled “Geological Valuation Report of the Pampa de Pongo Property, Arequipa Department, Caraveli Province, Peru” prepared by Jan N. Helsen, Ph.D., P.Geo. (the “Helsen Report”); and

(h)

Technical Report dated March 22, 2005 entitled “Amended Geological Report on the Pampa de Pongo Property, Department of Arequipa, Caraveli Province, Peru” prepared by Gary D. Belik, P.Geo. (the “Belik PdeP Report”).

copies of which may be obtained online from SEDAR at www.sedar.com.

All financial information in this AIF is prepared in accordance with generally accepted accounting principles in Canada.

Date of Information

All information in this AIF is as of October 31, 2007 unless otherwise indicated.

Currency and Exchange Rates

All dollar amounts in this AIF are expressed in Canadian dollars unless otherwise indicated.  The Company’s accounts are maintained in Canadian dollars and the Company’s financial statements are prepared in accordance with generally accepted accounting principles in Canada.  All references to “U.S. dollars”, “USD” or to “US$” are to U.S. dollars, to “MXP” are to Mexican pesos, to “ARS” are to Argentinean pesos and to “PEN” are to Peruvian nuevo soles.

The following table sets forth the rate of exchange for the Canadian dollar, expressed in United States dollars in effect at the end of the periods indicated, the average of exchange rates in effect on the last day of each month during such periods, and the high and low exchange rates during such periods based on the noon rate of exchange as reported by the Bank of Canada for conversion of Canadian dollars into United States dollars.

Year Ended October 31
Canadian Dollars to U.S. Dollars	2007	2006	2005
Rate at end of period	USD 1.0527	USD 0.8907	USD 0.8474
Average rate for period	USD 0.9086	USD 0.8753	USD 0.8209
High for period	USD 1.0527	USD 0.9099	USD 0.8613
Low for period	USD 0.8437	USD 0.8361	USD 0.7872

Metric Equivalents

For ease of reference, the following factors for converting Imperial measurements into metric equivalents are provided:

To convert from Imperial	To metric	Multiply by
Acres	Hectares	0.404686
Feet	Metres	0.30480
Miles	Kilometres	1.609344
Tons	Tonnes	0.907185
Ounces (troy)/ton	Grams/Tonne	34.2857
1 mile = 1.609 kilometres 1 acre = 0.405 hectares 2,204.62 pounds = 1 metric ton = 1 tonne	2000 pounds (1 short ton) = 0.907 tonnes 1 ounce (troy) = 31.103 grams 1 ounce (troy)/ton = 34.2857 grams/tonne

Terms used and not defined in this AIF that are defined in National Instrument 51-102 “Continuous Disclosure Obligations” shall bear that definition.  Other definitions are set out in National Instrument 14-101 “Definitions”.

Forward-Looking Statements

Certain of the statements made and information contained or incorporated by reference in this AIF and in the documents incorporated by reference herein may contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements concerning the existence and size of potential deposits on mineral properties under option agreements, the potential acquisition of properties, plans regarding share ownership in other companies, the Company’s plans for evaluation, exploration and work programs at its various mineral properties, and expenses and delays relating to these.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, assume, intend, plan, project, estimate, postulate, strategy, goals, objective, potential, may, could, would, might, will and similar expressions, or which by their nature refer to future events.  Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including without limitation, risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of any mineral deposits that may be located, the possibility that future exploration, development or mining results will not be consistent with the Company’s expectations, variations in mining dilution and metal recoveries, accidents, equipment breakdowns, title matters, labour disputes or other unanticipated difficulties with or interruptions in production, the potential for delays in exploration or development activities or the completion of a feasibility study, political risks involving operations in Mexico, Argentina and Peru and other countries and the policies of other nations towards companies doing business in these jurisdictions, the inherent uncertainty of exploration program, production and cost estimates and the potential for unexpected costs and expenses, commodity price fluctuations, currency fluctuations, failure to obtain required financing on a timely basis and other risks and uncertainties, including those described under Risk Factors in this AIF as well as in the Management’s Discussion and Analysis incorporated by reference into this AIF.  Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements.  Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  The Company does not expect to update forward-looking statements continually as conditions change and you are referred to the full discussion of the Company’s business contained in the Company’s disclosure filed with the Canadian securities regulatory authorities.  Readers are advised not to place undue reliance on forward-looking statements.

Caution Regarding Adjacent or Similar Mineral Properties

This AIF contains information with respect to adjacent or similar mineral properties in respect of which the Company has no interest or rights to explore or mine.  The Company advises US investors that the mining guidelines of the US Securities and Exchange Commission (the “SEC”) set forth in the SEC’s Industry Guide 7 strictly prohibit information of this type in documents filed with the SEC.  The Company is exempt from the requirements of Industry Guide 7 pursuant to the Canada-U.S. Multi-Jurisdictional Disclosure System.  Readers are cautioned that the Company has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties are not indicative of mineral deposits on the Company’s properties.

Caution Regarding Reference to Resources and Reserves

National Instrument 43-101 Standards of Disclosure of Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.  Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in this AIF have been prepared in accordance with NI 43-101 and the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 (the “CIM Standards”) as they may be amended from time to time by the CIM.

United States shareholders are cautioned that the requirements and terminology of NI 43-101 and the CIM Standards differ significantly from the requirements and terminology of the SEC set forth Industry Guide 7.  Accordingly, the Company’s disclosures regarding mineralization may not be comparable to similar information disclosed by companies subject to the SEC’s Industry Guide 7.  Without limiting the foregoing, while the terms “mineral resources”, “inferred mineral resources”, “indicated mineral resources” and “measured mineral resources” are recognized and required by NI 43-101 and the CIM Standards, they are not recognized by the SEC and are not permitted to be used in documents filed with the SEC by companies subject to Industry Guide 7.  Mineral resources which are not mineral reserves do not have demonstrated economic viability, and United States shareholders are cautioned not to assume that all or any part of a mineral resource will ever be converted into reserves.  Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.  It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category.  In addition, the NI 43-101 and CIM Standards definition of a “reserve” differs from the definition adopted by the SEC in Industry Guide 7.  In the United States, a mineral reserve is defined as a part of a mineral deposit which could be economically and legally extracted or produced at the time the mineral reserve determination is made.  See “Glossary of Terms”.

Glossary of Terms

The following is a glossary of certain mining terms used in this Annual Information Form.

“adit”	A passage driven horizontally into a mountainside providing access to a mineral deposit from the surface of the working of a mine
“Aeolian”	Caused or carried by the wind
“Ag”	Silver
“alteration”	Changes in the chemical or mineralogical composition of a rock, generally produced by weathering or hydrothermal solutions
“anomalous”	Departing from the expected or normal
“anomaly”

A geological feature, especially in the subsurface, distinguished by geological, geophysical or geochemical means, which is different from the general surroundings and is often of potential economic value

“As”	Arsenic
“Au”	Gold
“bedding”	The arrangement of sedimentary rock in layers; stratification; also, the general character or pattern of the beds and their contacts within a rock mass
“biotite”	A common rock-forming mineral of the mica group
“breccia”	Angular broken rock fragments held together by a mineral cement or a fine-grained matrix
“Cardero Argentina”	Cardero Argentina, S.A., a wholly owned Argentinean subsidiary of the Company
“Cardero Chile”	Compania Minera Cardero Chile Limitada, a wholly owned Chilean subsidiary of Cardero
“Cardero Iron”	Cardero Iron Ore Company Ltd., a wholly owned British Columbia subsidiary of Cardero
“Cardero Peru”	Cardero Peru, S.A.C., a wholly owned Peruvian subsidiary of Cardero
“cateo”

A cateo is an exploration concession, granted under Argentine mining law, which does not permit mining but gives the owner a preferential right to apply for a mining concession (mina) for the some or all of the area of the cateo following a discovery.  Cateos are measured in 500 hectare unit areas, and a single cateo cannot exceed 20 units (10,000 hectares)

“CCDL”	Cerro Colorado Development Ltd., a wholly owned British Columbia subsidiary of Cardero
“chip sample”	A series of small pieces of ore or rock taken at regular intervals across a vein or exposure
“clastic”

Pertaining to a rock or sediment composed principally of fragments derived from pre-existing rocks or minerals and transported some distance from their places of origin; also said of the texture of such a rock

“cm”	Centimetres
“Co”	Cobalt
“Common Shares”	The common shares without par value in the capital stock of the Company as the same are constituted on the date hereof
“conglomerate”

A coarse grained clastic sedimentary rock, composed of rounded to sub-angular fragments larger than 2mm in diameter set in a fine-grained matrix of sand or silt, and commonly cemented by calcium carbonate, iron oxide, silica or hardened clay

“Cu”	Copper
“deposit”

A mineralized body which has been physically delineated by sufficient drilling, trenching, and/or underground work, and found to contain a sufficient average grade of metal or metals to warrant further exploration and/or development expenditures. Such a deposit does not qualify as a commercially mineable ore body or as containing reserves or ore, unless final legal, technical and economic factors are resolved

“diamond drill”

A type of rotary drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of the long hollow rods through which water is pumped to the cutting face. The drill cuts a core of rock which is recovered in long cylindrical sections, an inch or more in diameter

“dip”	The angle that a stratum or any planar feature makes with the horizontal, measured perpendicular to the strike and in the vertical plane
“Director”	A member of the Board of Directors of the Company
“disseminated”	Fine particles of mineral dispersed throughout the enclosing rock
“distal”	Said of an ore deposit formed at a considerable distance (e.g. tens of kilometres) from the volcanic source from which its constituents have been derived
“drift”	A horizontal tunnel driven along or parallel to the strike of the orebody, for the extraction or exploration of minerals
“dune”	A mound, ridge or hill of wind-blown sand, either bare or covered with vegetation
“epithermal”	Said of a hydrothermal mineral deposit formed within about 1 kilometre of the earth’s surface and in the temperature range of 50-200° C, occurring mainly as veins
“executive officer”

When used in relation to any issuer (including the Company) means an individual who is:

(a)

a chair, vice chair or president;

(b)

a vice-president in charge of a principal business unit, division or function, including sales, finance or production;

(c)

an officer of the issuer or any of its subsidiaries that performs a policy-making function in respect of the issuer; or

(d)

performing a policy-making function in respect of the issuer

“exsolved”

Said of a substance that has undergone “exsolution”, being the process of the separation of an initially homogenous solution into at least two different crystalline minerals without the addition or removal of any materials – usually occurs upon cooling

“Fe”	Iron
“felsic”	An igneous rock having abundant light coloured minerals, also, applied to those minerals (quartz, feldspars, feldspathoids, muscovite) as a group
“footwall”	The mass of rock beneath a fault, orebody or mine working; especially the wall rock beneath an inclined vein or fault
“g/t”	Grams per metric tonne
“grab sample”

A sample composed of one or more pieces of rock, collected from a mineralized zone that, when analyzed, do not represent a particular width of mineralization nor necessarily the true mineral concentration of any larger portion of a mineralized zone

“grade”	To contain a particular quantity of ore or mineral, relative to other constituents, in a specified quantity of rock
“halo”	In geochemical prospecting, diffusion into surrounding ground or rocks of a sufficiently high concentration of the sought mineral to aid in its location
“hanging wall”	The overlying side of an orebody, fault or mine working,; especially the wall rock above an inclined vein or fault
“hematite”	A common iron mineral found in igneous, sedimentary and metamorphic rocks – a principal ore of iron
“hydrothermal”	A term pertaining to hot aqueous solutions of magmatic origin which may transport metals and minerals in solution
“ignimbrite”	The rock formed by widespread deposition and consolidation of ash flows and swift-flowing, turbulent gaseous clouds erupted from a volcano and containing ash and other pyroclastics
“ilmenite”	An iron black opaque rhombohedral mineral (FeTiO3) – the principal ore of titanium
“intrusion”	The process of the emplacement of magma in pre-existing rock, magmatic activity. Also, the igneous rock mass so formed
“intrusive”	Of or pertaining to intrusion, both the process and the rock so formed
“IOCG”	iron oxide copper-gold
“km”	Kilometres
“m”	Metres
“mm”	Millimetres
“magmatic”	Of, or pertaining to, or derived from, magma
“magnetite”	A black, isometric, strongly magnetic, opaque mineral of the spinel group which constitutes an important ore of iron and is a very common and widely distributed accessory mineral in rock of all kinds
“manto”	A flat-lying, bedded deposit; either a sedimentary bed or a replacement, strata-bound orebody
“martite”	Hermatite occurring in iron-black octahedral crystals pseudomorphous after magnetite
“massive”	Said of a mineral deposit, especially of sulphides, characterized by a great concentration of ore in one place, as opposed to a disseminated or veinlike deposit
“metallogeny”	The study of the genesis of mineral deposits, with emphasis on their relationship in space and time to regional petrographic and tectonic features of the earth’s crust
“mina”

A mina is a mining concession, granted under Argentine mining law, which permits mining within the area of the concession on a commercial basis.  The area of a mina is measured in “pertenencias”.  A mina may be applied for following a formal declaration of a discovery within the area of the mina.  Each mina may consist of two or more pertenencias.  “Common pertenencias” are six hectares and “disseminated pertenencias” are 100 hectares (relating to disseminated deposits of metals rather than discrete veins).  The applicable mining authority may determine the number of pertenencias required to cover the geologic extent of the mineral deposit in question.  Once granted, minas have an indefinite term assuming exploration development or mining is in progress

“mineral reserve”

The economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study.  This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.  A mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined and processed

“mineral resource”

A concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction.  The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.  The term “mineral resource” covers mineralization and natural material of intrinsic economic interest which has been identified and estimated through exploration and sampling and within which mineral reserves may subsequently be defined by the consideration and application of technical, economic, legal, environmental, socio-economic and governmental factors.  The phrase “reasonable prospects for economic extraction” implies a judgement by a qualified person (as that term is defined in NI 43-101) in respect of the technical and economic factors likely to influence the prospect of economic extraction.  A mineral resource is an inventory of mineralization that, under realistically assumed and justifiable technical and economic conditions, might become economically extractable

“mineralization”	The concentration of metals and their chemical compounds within a body of rock
“MMC”	Minerales Y Metales California, S.A. de C.V., a wholly owned Mexican subsidiary of Cardero
“National Instrument 43-101”/ “NI 43-101”	National Instrument 43-101 of the Canadian Securities Administrators entitled “Standards of Disclosure for Mineral Projects”
“orogeny”

The process of natural mountain building, which may be studied as a tectonic structural event, as a geographical event and a chronological event, in that orogenic events cause distinctive structural phenomena and related tectonic activity, affect certain regions of rocks and crust and happen within a time frame

“NSR”	Net smelter return
“porphyry”	An igneous rock of any composition that contains conspicuous phenocrysts (relatively large crystals) in a fine-grained groundmass
“PPB” or “ppb”	Parts per billion
“PPM or “ppm”	Parts per million
“pseudomorph”	A mineral whose outward crystal form is that of another mineral; it is described as being” after” the mineral whose outward form it has. Adj: “pseudomorphous”
“shear zone”	A tabular zone of rock that has been crushed and brecciated by many parallel fractures due to shear strain (often mineralized by ore-forming solutions)
“stockwork”	A mineral deposit consisting of a three-dimensional network of irregular veinlets closely enough spaced that the whole mass can be mined
“strike”	The direction taken by a structural surface
“sulfide”	A mineral compound characterized by the linkage of sulphur with a metal, such as galena (lead sulphide) or pyrite (iron sulphide)
“TiO2”	Titanium dioxide, also known as “titanium oxide” or “titania”, a naturally occurring oxide of titanium
“tailings”	The material that remains after all metals considered economic have been removed from ore during milling
“TSE”	Toronto Stock Exchange
“V2O5”	Vanadium pentoxide, an important compound of vanadium, used primarily for the production of sulphuric acid and ferrovanadium
‘volcaniclastic”	Pertaining to a clastic rock containing volcanic material in whatever proportion, and without regard to its origin or environment

ITEM 3: CORPORATE STRUCTURE

Name, Address and Incorporation

Cardero Resource Corp. (“Cardero”) was incorporated under the Company Act (British Columbia) on December 31, 1985 under the name “Halley Resources Ltd.”.  The name was subsequently changed to “Rugby Resources Limited” on September 6, 1991, to “Euro-Ad Systems Inc.” on April 30, 1993, to “Sun Devil Gold Corp.” on July 3, 1997, and to “Cardero Resource Corp.” on May 18, 1999.  Cardero was transitioned under the Business Corporations Act (British Columbia) (“BCBCA”) on January 13, 2005, and is now governed by that statute.  On April 22, 2005, the Company filed a new Notice of Articles, reflecting the adoption by the shareholders, on April 15, 2005, of a new form of Articles to govern the affairs of the Company in substitution for the original articles adopted under the old Company Act (B.C.) and reflecting the increased flexibility available to companies under the BCBCA.  A copy of the new Articles is available on SEDAR at www.sedar.com.

The head office and principal business address of Cardero is located at Suite 1901 – 1177 West Hastings Street, Vancouver, British Columbia, CANADA  V6E 2K3, and its registered and records office is located at Suite 2300, Four Bentall Centre, 1055 Dunsmuir Street, P.O. Box 49122, Vancouver, B.C. V7X 1J1.

Intercorporate Relationships

The following corporate chart sets forth all of Cardero’s subsidiaries and their respective jurisdictions of incorporation.  Each of these subsidiaries is wholly owned by Cardero:

Throughout this document references made to the “Company” refer to Cardero and its consolidated subsidiaries, Cardero Argentina, Cardero Peru, Cardero Iron, Cardero Chile, CCDL and MMC.

ITEM 4: GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

The Company is a mineral exploration company engaged in the acquisition, exploration and development of mineral properties.  The Company currently holds or has the right to acquire interests in a number of mineral properties in Argentina, Mexico, Chile and Peru.  The Company is in the exploration stage as its properties have not yet reached commercial production and none of its properties is beyond the preliminary exploration stage.  All work presently planned by the Company is directed at defining mineralization and increasing understanding of the characteristics of, and economics of, that mineralization. Other than on the Pampa de Pongo property, there are currently no identified mineral resources or mineral reserves on any of the Company’s mineral properties.

Over the past three financial years, the Company has focussed primarily on the acquisition and exploration of mineral properties primarily in Argentina, Mexico and Peru and, more recently, Chile.  During the 2005, 2006 and 2007 financial years, the Company has entered into a number of option agreements to acquire properties in these countries that it believes have the potential to host large gold, silver, copper-gold and/or iron ore deposits.  Some of these, such as the Cerro Juncal, Il Torno, Condor Yacu, Olaroz and Cerro Atajo properties in Argentina, the La Zorra and Ludivina properties in Mexico and the Lircay property in Peru, have since been returned to the respective vendors, and the associated costs written off, in light of disappointing exploration results.  Others, such as Chingolo and Organullo properties in Argentina and the Marcona, Corongo and Bocana properties in Peru are currently being reviewed, and further work is not planned at this time.

During this period, the Company has specialized in identifying and acquiring potential IOCG deposits (referred to as “Olympic Dam” type deposits) and entered into option agreements to acquire a number of properties in Mexico and Peru that it believes are prospective for IOCG deposits.  The Baja IOCG project in Mexico is an example of this.  In May, 2006, Anglo American Mexico, S.A. de C.V., which was earning a 51% interest in this project, determined to terminate its option, and the Company now controls 100% of this project.

The Company has also identified iron ore as a commodity for which there is currently a significant demand, and has evaluated a number of prospective iron ore properties, some of which have been acquired.  The Pampa de Pongo Iron property and the Iron Sands project, both in Peru, are examples of this.  The Company continues to evaluate a number of potential iron deposits, not only in Peru and Argentina, but also in other countries, as well as the iron ore potential of its IOCG properties.

In 2005/06, the Company formulated a strategy to explore for, identify and acquire mineral properties based upon a specific geological model, being that for sediment hosted vein deposits (“SHV”).  Company personnel determined that the Puna region of Argentina displayed all of the characteristics making it prospective for the formation of such deposits and, based on this determination, undertook a year long multidisciplinary regional exploration program targeting a SHV model in the 61,000 square kilometre Ordovician Santa Victoria Basin in north-western Argentina.  SHV type deposits are capable of forming a wide range of deposit sizes from sub-million ounce up to and including world-class to giant deposits.  Premier global examples include the SHV gold deposits of Asia (Muruntau, Sukoy Log), Australia (Bendigo-Ballarat) and New Zealand (Otago Schist) and, as such, they form attractive bulk tonnage gold exploration targets.  All SHV deposits occur with a common set of characteristics that unite them as a class.  These characteristics are consistent with those observed to date in the Puna region of north-western Argentina, namely, age, tectonic setting, metallongeny, alteration and style of mineralization.  The 2005/2006 regional exploration program carried out by the Company consisted of regional scale target generation based on the structural interpretation of Landsat, regional magnetic, geologic, and geochemical datasets of the entire 61,000 square kilometre prospective belt.  A total of fifty-one targets areas were delineated for follow-up field work.  To date, the Company has acquired, or has acquired rights to acquire an interest in, 17 properties under its SHV Project, and may acquire additional properties, or drop some of its current properties, as reconnaissance and evaluation work is ongoing.

In September 2007, the Company agreed on a non-binding term sheet with respect to the commercial terms for the formation of a regional exploration alliance (“Alliance”) with Newmont Ventures Limited (“Newmont”) to jointly conduct exploration for a variety of gold deposit types in north-west Argentina.  The Alliance will operate within the northern portion of the Company’s SHV project area, where the Company already holds a number of gold bearing properties as part of its SHV Gold targeting initiative.  The Alliance will cover an area of approximately 36,000 square kilometres.  Newmont will not, by virtue of its participation in the Alliance, earn any interest in any of the Company’s existing properties in the Alliance area.  However, it will have the right to earn an interest in certain of the Company’s properties through separate option agreements.  Any properties acquired by the Alliance will be held, initially, 50:50 by the Company and Newmont, subject to dilution.  Under the terms of the Alliance, the Company will have access to proprietary Newmont exploration technologies such as Bulk Leach Extractable Gold (BLEG) sampling, interpretation of remote sensing imagery and interpretation of geophysical data.  Newmont commenced interpretation of Aster satellite imagery over the alliance area in the late summer of 2007.  Following completion of such review, fieldwork commenced, focussed on regional BLEG sampling with approximately 2,000 samples planned to screen 11,000 square kilometres of prospective terrain previously identified by the Company.  Detailed geophysical surveys on pre-existing targets began in October 2007 with subsequent targets identified by BLEG sampling being screened later in the 2007/08 field season.  No results have get been received from the ongoing sampling and reconnaissance programs.  Terms of the Alliance include expenditures of up to USD 4.5 million over three exploration phases (USD 1.5 million in the first year, funded 50:50 by the Company and Newmont).  Full details of such expenditures will be announced upon final approval and execution of the definitive agreement (presently in preparation).

The Company has also determined to expand its activities into Chile and, to this end, incorporated a Chilean subsidiary in September 2007 and, in December 2007, entered into an agreement to acquire an interest in one property.  The Company anticipates that it will continue to review and assess potential acquisitions in Chile.

While the Company intends to carry out much of the exploration work on its properties directly, the Company will also consider optioning or joint venturing its properties to other companies, and is currently entertaining proposals in this regard.  For example, on March 12, 2007, the Company entered into a binding letter of intent with a subsidiary of Hochschild Mining Plc., pursuant to which the optionee may to acquire up to a 70% interest in the Los Manantiales (formerly “Mina Angela”) property in Argentina.  The optionee may earn an initial 60% interest in the property by paying USD 40,000 to Cardero (paid) and incurring an aggregate of USD 3,500,000 in expenditures over 4 years (including making all payments required pursuant to the underlying agreement between the Company and the property vendor).  Upon the optionee having earned an initial 60% interest, the Company may elect to either participate at its 40% interest level, or request the optionee to fund the preparation of a bankable feasibility study within 4 years of such request and thereby earn an additional 10% interest in the joint venture.  Upon such request being made by the Company, the optionee may either elect to fund the bankable feasibility study or not.  If it does so, it will earn the additional 10% interest upon completion of the bankable feasibility study.  Following the formation of the joint venture and the completion of its earn-in requirements by the optionee, each participant is responsible for funding its share of joint venture expenditures.  If it does not do so, its interest will be diluted.  Upon the interest of a participant being diluted to less than 10%, such interest will be converted to a 2% net smelter return royalty.  In June, 2007, the optionee elected to make all remaining payments required under the underlying agreement, and thereby permit the Company to exercise the option and acquire the property (subject to the 1% NSR royalty).  The property has been transferred to the Company, and is the in the process of being transferred by the Company to a special purpose Argentinean joint venture company owned jointly by the Company and the optionee.  Similarly, the Company is also seeking joint venture partners for its Huachi and Baja California IOCG projects.

During the year ended, or subsequent to, October 31, 2007 the Company has entered into a number of agreements to acquire an interest, or the right to acquire an interest, in a number of new properties, as follows:

Argentina

    Sediment Hosted Vein (SHV) Project.  Details of the new properties acquired in fiscal 2007:

-

Mina Azules Property, Jujuy Province, Argentina.  The Mina Azules property consists of two minas (360 hectares) located in Jujuy Province.  Pursuant to an agreement dated August 10, 2007 between the Company and an Argentinean individual, the Company may acquire a 100% interest in the minas for aggregate payments of USD 1,410,000 over 38 months, as follows:

-

USD 20,000 on execution (paid)

-

USD 50,000 on or before August 10, 2008

-

USD 110,000 on or before August 10, 2009

-

USD 230,000 on or before February 10, 2010

-

USD 1,000,000 on or before October 10, 2010

-

La Poma Property, Salta Province, Argentina.  The La Poma property consists of six minas (approximately 3,803 hectares) located in Salta Province.  Pursuant to an agreement dated October 1, 2007 between the Company and two Argentinean individuals, the Company may acquire a 100% interest in the minas for aggregate payments of USD 1,170,000 over five years, as follows:

-

USD 20,000 on or before October 11, 2007 (paid)

-

USD 100,000 on or before October 1, 2008

-

USD 150,000 on or before October 1, 2009

-

USD 200,000 on or before October 1, 2010

-

USD 350,000 on or before October 1, 2011

-

USD 350,000 on or before October 1, 2012

The Company has not yet carried out any material exploration programs on either of these properties.

Peru

    Amable Maria Property

The Amable Maria property consists of 37 mining concessions (approximately 29,620 hectares) located in the Provinces of Chanchamayo and Jauja, Department of Junin, Peru, and acquired by the Company through staking and application therefor.  This property was acquired for its uranium potential, based on information provided by an independent consultant.  Although uranium is not a focus of the Company, it took advantage of the information to secure the property with a view to seeking a joint venture partner to move the project forward.  Other than basic reconnaissance sampling, the Company has not carried out any material exploration programs on this property.

Mexico

    Corrales Project

During the quarter, the Company entered into a 5 year lease and option to purchase agreement dated October 23, 2007 with three Mexican individuals pursuant to which the Company has been granted a 5 year lease, with the option to purchase, one exploitation concession (100 hectares), referred to as the “Lolita” property located in the Municipality of Lopez, Chihuahua State.  In order to maintain the lease in good standing, and to exercise the option, the Company is required to make aggregate payments of USD 657,000 over five years to October 23, 2012, as follows:

-

USD 24,000 on execution (paid);

-

USD 18,000 on or before January 23, 2008;

-

USD 15,000 on or before October 23, 2008;

-

USD 60,000 on or before October 23, 2009;

-

USD 90,000 on or before October 23, 2010;

-

USD 100,000 on or before October 23, 2011; and

-

USD 350,000 on or before October 23, 2012.

The Company has also applied for an additional exploration concessions in this area, which is referred to as the “Corrales Project”.  The Company is presently seeking a joint venture partner for the property and does not plan to carry out any work in 2008.

Chile

    Pedernales Property

Pedernales Property, Chile.  The Pedernales Property consists of two exploitation concessions.  Pursuant to an agreement dated December 27, 2007, the Company has the right to acquire a 100% interest, subject to a 3% NSR royalty, for aggregate payments of USD 7,300,000 over 5 years, as follows:

-

USD 20,000 on execution (paid);

-

USD 20,000 on or before January 4, 2008 (paid)

-

USD 60,000 on or before January 27, 2008;

-

USD 200,000 on or before July 31, 2008;

-

USD 400,000 on or before July 31, 2009;

-

USD 600,000 on or before July 31, 2010;

-

USD 1,000,000 on or before July 31, 2011; and

-

USD 5,000,000 on or before July 31, 2012

The Company can exercise the option at any time upon payment of USD 5,000,000, following which no additional payments are required.  The Company has the right to buy one-half (1.5%) of the 3% NSR royalty for a payment of USD 5,000,000.  After the exercise of the option, the Company is required to pay advance minimum royalties of USD 1,000,000 per year for the first three years, which amounts are recoupable from the production royalties.  The owner has the right to mine “non-metallic” ores.  The Company is presently formulating a strategy for the exploration of this property, and no decisions have been made in this regard.

Significant Acquisitions

Since November 1, 2006, being the commencement of the Company’s last completed fiscal year, the Company has not entered into any significant acquisitions for which disclosure is required under Part 8 of National Instrument 51-102.

ITEM 5: NARRATIVE DESCRIPTION OF THE BUSINESS

General

Summary

The Company currently holds, or has rights to acquire, interests (ranging from 50% to 100%) in several mineral properties (subject, in certain cases, to net smelter return royalties payable to the original property vendors) in Argentina, Mexico, Peru and Chile.  The Company is in the process of evaluating such properties through exploration programs or, in some cases, mineralogical studies and materials processing tests.  In all cases, the objective is to evaluate the potential of the subject property and to determine if spending additional funds is warranted (in which case, an appropriate program to advance the property to the next decision point will be formulated and, depending upon available funds, implemented) or not (in which case the property may be offered for option/joint venture or returned to the vendor).  At the present time, the Company is primarily interest in properties that are prospective for gold, silver, copper and iron ore.

The Company considers that the properties forming part of the Baja California IOCG Project in Mexico, the Pampa de Pongo property and the Iron Sands Project in Peru and the Incahuasi property in Argentina are its material mineral properties at the present time.  However, ongoing work on other properties may produce results that would cause the Company to consider them as material mineral properties in the future.  The progress on, and results of, work programs on the Company’s material mineral properties is set out in the Mineral Projects section of this AIF.

The Company is in the exploration stage and does not mine, produce or sell any mineral products at this time, nor do any of its current properties have any known or identified mineral resources (with the exception of the Pampa de Pongo property in Peru) or mineral reserves.  The Company does not propose any method of production at this time.

All aspects of the Company’s business require specialized skills and knowledge.  Such skills and knowledge include the areas of geology, drilling, logistical planning and implementation of exploration programs and accounting.  While recent increased activity in the resource mining industry has made it more difficult to locate competent employees and consultants in such fields, the Company has found that it can locate and retain such employees and consultants and believes it will continue to be able to do so.

All of the raw materials the Company requires to carry on its business are readily available through normal supply or business contracting channels in Canada, Argentina, Mexico, Chile and Peru.  The Company has secured personnel to conduct its contemplated programs.  Over the past 24 months the increased mineral exploration activity on a global scale has made some services difficult to procure, particularly skilled and experienced contract drilling personnel.  It is possible that delays or increased costs may be experienced in order to proceed with drilling activities during the current period.  The Company is also experiencing significant delays in having some tests carried out by outside consultants, and this is slowing down the development of certain of its properties, notably the Iron Sands project.  Such delays could significantly affect the Company if, for example, commodity prices fall significantly thereby reducing the opportunity the Company may have had to develop a particular project had such tests been completed in a timely manner before the fall of such prices.  In addition, assay labs are significantly backlogged, thus significantly increasing the time that the Company waits for assay results.  Such delays can slow down work programs, thus increasing field expenses or other costs (such as property payments which may have to be made before all information to assess the desirability of making such payment is known, or causing the Company do not make such a payment and terminate its interest in a property rather than make a significant property payment before all information is available).

The mining business is subject to mineral price cycles.  The marketability of minerals and mineral concentrates is also affected by worldwide economic cycles.  At the present time, the significant demand for minerals in some countries (notably China and India) are driving increased commodity prices, but it is difficult to assess how long such demand may continue.

The Company’s business is not substantially dependent on any contract such as a contract to sell the major part of its products or services or to purchase the major part of its requirements for goods, services or raw materials, or on any franchise or licence or other agreement to use a patent, formula, trade secret, process or trade name upon which its business depends.

It is not expected that the Company’s business will be affected in the current financial year by the renegotiation or termination of contracts or sub-contracts.

As of October 31, 2007, Cardero had five full-time employees and four part-time employees.  Cardero primarily relies upon consultants and contractors to carry on many of its activities and, in particular, to supervise work programs on its mineral properties.  However, as Cardero expands its activities, it is likely that it will choose to hire additional employees.

Bankruptcy and Similar Procedures

There are no bankruptcy, receivership or similar proceedings against Cardero, nor is Cardero aware of any such pending or threatened proceedings.  There have not been any voluntary bankruptcy, receivership or similar proceedings by Cardero within the three most recently completed financial years or completed or currently proposed for the current financial year.

Reorganizations

There have been no reorganizations of or involving Cardero within the three most recently completed financial years or completed or currently proposed for the current financial year.

Social or Environmental Policies

The Company has not adopted any specific social or environmental policies that are fundamental to its operations (such as policies regarding its relationship with the environment, with the communities in the vicinity of its mineral exploration projects or human rights policies).  However, Cardero has adopted a “Code of Business Conduct and Ethics” which provides, among other things, that Cardero is committed to complying with all laws and governmental regulations applicable to its activities and, specifically, to maintaining a safe and healthy work environment and conducting its activities in full compliance with all applicable environmental laws.  In addition, the Company strives to be a positive influence in the local communities where its mineral projects are located, not only by contributing to the welfare of such communities through donations of money and supplies to improve the existing living conditions, but also through hiring, when appropriate, local workers to assist in ongoing exploration programs.  The Company considers that building and maintaining strong relationships with such communities is fundamental to its ability to continue to operate in such regions and to assist in the eventual development (if any) of mining operations in such regions, and it attaches considerable importance to commencing and fostering them from the beginning of its involvement in any particular area.

Risk Factors

In addition to those risk factors discussed elsewhere in this AIF, the Company is subject to the following risk factors:

Resource Exploration and Development is Generally a Speculative Business:  Resource exploration and development is a speculative business and involves a high degree of risk, including, among other things, unprofitable efforts resulting both from the failure to discover mineral deposits and from finding mineral deposits which, though present, are insufficient in size and grade at the then prevailing market conditions to return a profit from production.  The marketability of natural resources which may be acquired or discovered by the Company will be affected by numerous factors beyond the control of the Company.  These factors include market fluctuations, the proximity and capacity of natural resource markets, government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection.  The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

Other than the Pampa de Pongo project in Peru, there is no known resource, and there are no known reserves, on any of the Company’s properties.  The majority of exploration projects do not result in the discovery of commercially mineable deposits of ore.  Substantial expenditures are required to establish ore reserves through drilling and metallurgical and other testing techniques, determine metal content and metallurgical recovery processes to extract metal from the ore, and construct, renovate or expand mining and processing facilities.  No assurance can be given that any level of recovery of ore reserves will be realized or that any identified mineral deposit will ever qualify as a commercial mineable ore body which can be legally and economically exploited.

Fluctuation of Metal Prices:  Even if commercial quantities of mineral deposits are discovered by the Company, there is no guarantee that a profitable market will exist for the sale of the metals produced.  The Company’s long-term viability and profitability depend, in large part, upon the market price of metals which have experienced significant movement over short periods of time, and are affected by numerous factors beyond the control of the Company, including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities and increased production due to improved mining and production methods.  The supply of and demand for metals are affected by various factors, including political events, economic conditions and production costs in major producing regions.  There can be no assurance that the price of any minerals produced from the Company’s properties will be such that any such deposits can be mined at a profit.

Permits and Licenses:  The operations of the Company will require licenses and permits from various governmental authorities.  There can be no assurance that the Company will be able to obtain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at its projects, on reasonable terms or at all.  Delays or a failure to obtain such licenses and permits or a failure to comply with the terms of any such licenses and permits that the Company does obtain, could have a material adverse effect on the Company.

Acquisition of Mineral Concessions under Agreements:  The agreements pursuant to which the Company has the right to acquire a number of its properties provide that the Company must make a series of cash payments and/or share issuances over certain time periods, expend certain minimum amounts on the exploration of the properties or contribute its share of ongoing expenditures.  The Company does not presently have the financial resources required to make all payments and complete all expenditure obligations under its various property acquisition agreements.  Failure by the Company to make such payments, issue such shares or make such expenditures in a timely fashion may result in the Company losing its interest in such properties.  There can be no assurance that the Company will have, or be able to obtain, the necessary financial resources to be able to maintain all of its property agreements in good standing, or to be able to comply with all of its obligations thereunder, with the result that the Company could forfeit its interest in one or more of its mineral properties.

Title Matters:  The acquisition of title to mineral concessions in Mexico, Peru, Chile and Argentina is a very detailed and time-consuming process.  Title to, and the area of, mineral concessions may be disputed.  While the Company has diligently investigated title to all mineral concessions in which it has an interest and, to the best of its knowledge, title to all such concessions is in good standing, this should not be construed as a guarantee of title.  Title to the concessions may be affected by undetected defects such as aboriginal or indigenous peoples’ land claims, or unregistered agreements or transfers.  The Company has not obtained title opinions for the majority of its mineral properties.  Not all the mineral properties in which the Company has an interest have been surveyed, and their actual extent and location may be in doubt.

Surface Rights and Access:  Although the Company acquires the rights to some or all of the minerals in the ground subject to the mineral tenures that it acquires, or has a right to acquire, in most cases it does not thereby acquire any rights to, or ownership of, the surface to the areas covered by its mineral tenures.  In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities, however, the enforcement of such rights through the courts can be costly and time consuming.  It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required.  There can be no guarantee that, despite having the right at law to access the surface and carry on mining activities, the Company will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore it may be unable to carry out planned mining activities.  In addition, in circumstances where such access is denied, or no agreement can be reached, the Company may need to rely on the assistance of local officials or the courts in such jurisdiction the outcomes of which cannot be predicted with any certainty.  The inability of the Company to secure surface access or purchase required surface rights could materially and adversely affect the timing, cost or overall ability of the Company to develop any mineral deposits it may locate.

No Assurance of Profitability:  The Company has no history of production or earnings and due to the nature of its business there can be no assurance that the Company will be profitable.  The Company has not paid dividends on its shares since incorporation and does not anticipate doing so in the foreseeable future.  All of the Company’s properties are in the exploration stage and the Company has not defined or delineated any proven or probable reserves on any of its properties.  None of the Company’s properties are currently under development.  Continued exploration of its existing properties and the future development of any properties found to be economically feasible, will require significant funds.  The only present source of funds available to the Company is through the sale of its equity shares, short-term, high-cost borrowing or the sale or optioning of a portion of its interest in its mineral properties.  Even if the results of exploration are encouraging, the Company may not have sufficient funds to conduct the further exploration that may be necessary to determine whether or not a commercially mineable deposit exists.  While the Company may generate additional working capital through further equity offerings, short-term borrowing or through the sale or possible syndication of its properties, there is no assurance that any such funds will be available on favourable terms, or at all.  At present, it is impossible to determine what amounts of additional funds, if any, may be required.  Failure to raise such additional capital could put the continued viability of the Company at risk.

Uninsured or Uninsurable Risks:  Exploration, development and mining operations involve various hazards, including environmental hazards, industrial accidents, metallurgical and other processing problems, unusual or unexpected rock formations, structural cave-ins or slides, flooding, fires, metal losses and periodic interruptions due to inclement or hazardous weather conditions.  These risks could result in damage to or destruction of mineral properties, facilities or other property, personal injury, environmental damage, delays in operations, increased cost of operations, monetary losses and possible legal liability.  The Company may not be able to obtain insurance to cover these risks at economically feasible premiums or at all.  The Company may elect not to insure where premium costs are disproportionate to the Company’s perception of the relevant risks.  The payment of such insurance premiums and of such liabilities would reduce the funds available for exploration and production activities.

Government Regulation:  Any exploration, development or mining operations carried on by the Company will be subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, mining taxes and labour standards.  The Company cannot predict whether or not such legislation, policies or controls, as presently in effect, will remain so, and any changes therein (for example, significant new royalties or taxes), which are completely outside the control of the Company, may materially adversely affect to ability of the Company to continue its planned business within any such jurisdictions.

Insufficient Financial Resources:  The Company does not presently have sufficient financial resources to undertake by itself the acquisition, exploration and development of all of its planned acquisition, exploration and development programs.  Future property acquisitions and the development of the Company’s properties will therefore depend upon the Company’s ability to obtain financing through the joint venturing of projects, private placement financing, public financing, short or long term borrowings or other means.  There is no assurance that the Company will be successful in obtaining the required financing.  Failure to raise the required funds could result in the Company losing, or being required to dispose of, its interest in its properties.

Foreign Countries and Political Risk:  The Company’s principal properties are located in Peru, Argentina, Chile and Mexico where mineral exploration and mining activities may be affected in varying degrees by political or economic instability, expropriation of property and changes in government regulations such as tax laws, business laws, environmental laws and mining laws.  Any changes in regulations or shifts in political conditions are beyond the control of the Company and may materially adversely affect it business, or if significant enough, may make it impossible to continue to operate in certain countries.  Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, foreign exchange restrictions, export controls, income taxes, expropriation of property, environmental legislation and mine safety.

Dependence Upon Others and Key Personnel:  The success of the Company’s operations will depend upon numerous factors, many of which are beyond the Company’s control, including (i) the ability of the Company to enter into strategic alliances through a combination of one or more joint ventures, mergers or acquisition transactions; and (ii) the ability to attract and retain additional key personnel in exploration, mine development, sales, marketing, technical support and finance.  These and other factors will require the use of outside suppliers as well as the talents and efforts of the Company.  There can be no assurance of success with any or all of these factors on which the Company’s operations will depend.  The Company has relied and may continue to rely, upon consultants and others for operating expertise.

Currency Fluctuations:  The Company maintains its accounts in Canadian and U.S. dollars, Argentinean and Mexican pesos and Peruvian nuevo soles, making it subject to foreign currency fluctuations.  Such fluctuations may materially affect the Company’s financial position and results.

Share Price Volatility:  In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered exploration or development stage companies, have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies.  There can be no assurance that significant fluctuations in the trading price of the Company’s common shares will not occur.

Exploration and Mining Risks:  Fires, power outages, labour disruptions, flooding, explosions, cave-ins, land slides and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in the operation of mines and the conduct of exploration programs.  Substantial expenditures are required to establish reserves through drilling, to develop metallurgical processes, to develop the mining and processing facilities and infrastructure at any site chosen for mining.  Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.  The economics of developing mineral properties is affected by many factors including the cost of operations, variations of the grade of ore mined, fluctuations in the price of gold or other minerals produced, costs of processing equipment and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection.  In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material. Short term factors, such as the need for orderly development of ore bodies or the processing of new or different grades, may have an adverse effect on mining operations and on the results of operations.  There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations. Material changes in geological resources, grades, stripping ratios or recovery rates may affect the economic viability of projects.

Financing Risks:  The Company has limited financial resources, has no source of operating cash flow and has no assurance that additional funding will be available to it for further exploration and development of its projects or to fulfil its obligations under any applicable agreements.  Although the Company has been successful in the past in obtaining financing through the sale of equity securities, there can be no assurance that it will be able to obtain adequate financing in the future or that the terms of such financing will be favourable.  Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of its projects with the possible loss of such properties.

Environmental Restrictions:  The activities of the Company are subject to environmental regulations promulgated by government agencies in different countries from time to time.  Environmental legislation generally provides for restrictions and prohibitions on spills, releases or emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations.  Certain types of operations require the submission and approval of environmental impact assessments.  Environmental legislation is evolving in a manner which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent.  Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees.  The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Regulatory Requirements:  The activities of the Company are subject to extensive regulations governing various matters, including environmental protection, management and use of toxic substances and explosives, management of natural resources, exploration, development of mines, production and post-closure reclamation, exports, price controls, taxation, regulations concerning business dealings with indigenous peoples, labour standards on occupational health and safety, including mine safety, and historic and cultural preservation.  Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties, enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions, any of which could result in the Company incurring significant expenditures.  The Company may also be required to compensate those suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements.  It is also possible that future laws and regulations, or more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspension of the Company’s operations and delays in the exploration and development of the Company’s properties.

Limited Experience with Development-Stage Mining Operations:  The Company has limited experience in placing resource properties into production, and their ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise.  There can be no assurance that the Company will have available to it the necessary expertise when and if it places its resource properties into production.

Estimates of Mineral Reserves and Resources and Production Risks:  The mineral resource estimates included in this AIF are estimates only and no assurance can be given that any particular level of recovery of minerals will in fact be realized or that an identified reserve or resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.  In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material.  Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions.  Short term factors, such as the need for orderly development of deposits or the processing of new or different grades, may have a material adverse effect on mining operations and on the results of operations.  There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations.  Material changes in reserves or resources, grades, stripping ratios or recovery rates may affect the economic viability of projects.  The estimated resources described in this AIF should not be interpreted as assurances of mine life or of the profitability of future operations.

Enforcement of Civil Liabilities:  As substantially all of the assets of the Company and its subsidiaries are located outside of Canada and the United States, and certain of the directors and officers of the Company are resident outside of Canada and/or the United States, it may be difficult or impossible to enforce judgements granted by a court in Canada or the United States against the assets of the Company and its subsidiaries or the directors and officers of the Company residing outside of such country.

Mining Industry is Intensely Competitive:  The Company’s business of the acquisition, exploration and development of mineral properties is intensely competitive.  The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Company.  The Company may also encounter increasing competition from other mining companies in efforts to hire experienced mining professionals.  Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs and helicopters.  Increased competition could adversely affect the Company’s ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

The Company may be a “passive foreign investment company” under the U.S. Internal Revenue Code, which may result in material adverse U.S. federal income tax consequences to investors in Common Shares that are U.S. taxpayers:  Investors in Common Shares that are U.S. taxpayers should be aware that the Company believes that it has been in prior years, and expects it will be in the current year a “passive foreign investment company” under Section 1297(a) of the U.S. Internal Revenue Code (a “PFIC”).  If the Company is or becomes a PFIC, generally any gain recognized on the sale of the Common Shares and any “excess distributions” (as specifically defined) paid on the Common Shares must be rateably allocated to each day in a U.S. taxpayer’s holding period for the Common Shares. The amount of any such gain or excess distribution allocated to prior years of such U.S. taxpayer’s holding period for the Common Shares generally will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

Alternatively, a U.S. taxpayer that makes a “qualified electing fund” (a “QEF”) election with respect to the Company generally will be subject to U.S. federal income tax on such U.S. taxpayer’s pro rata share of the Company’s “net capital gain” and “ordinary earnings” (as specifically defined and calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by the Company.  U.S. taxpayers should be aware, however, that there can be no assurance that the Company will satisfy record keeping requirements under the QEF rules or that the Company will supply U.S. taxpayers with required information under the QEF rules, in event that the Company is a PFIC and a U.S. taxpayer wishes to make a QEF election.  As a second alternative, a U.S. taxpayer may make a “mark-to-market election” if the Company is a PFIC and the Common Shares are “marketable stock” (as specifically defined).  A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares as of the close of such taxable year over (b) such U.S. taxpayer’s adjusted tax basis in the Common Shares.

Material Mineral Projects

Baja California Norte IOCG Project, Mexico

Effective May 30, 2006, Anglo American Mexico S.A. de C.V. (“Anglo”) elected to terminate its option to earn a 51% interest in the Company’s Baja California Norte (IOCG) Project (also referred to as the “Alisitos Project”) (“Baja IOCG Project”), and thereby surrendered all interest in this property.  Accordingly, on May 30th 2006, the Company assumed 100% control of the Baja IOCG project.  The applicable mineral tenures are in the process of being transferred by Anglo to MMC.

Following the Company resuming control of the Baja IOCG Project, the Company carried out a program of drilling on the Picale prospect, based upon the encouraging results of earlier drilling by Anglo.  Information in this AIF regarding the results of the overall drilling program on the Picale property (by both Anglo and the Company) is based on information provided by the Belik Baja Report.  The following Summary is from the Belik Baja Report and the detailed disclosure in the Belik Baja Report is incorporated into this AIF by reference.  Readers are encouraged to review the entire Belik Baja Report which is filed on SEDAR at www.sedar.com.

Summary

The Picale property is comprised of the Picale, Yecencia and Yecencia 2 mineral concessions which were acquired by Anglo on behalf of the joint venture in 2003 through an option agreement with a third party (Anglo-Flores Agreement).  The rights and obligations under the Anglo-Flores agreement were assigned to the Company when Anglo terminated the joint venture with Cardero in May.  Upon completion of the 2006 drill program, Cardero terminated the Anglo-Flores Agreement.  The Company does not currently hold any rights or interest in the Picale property.

The center of the Alisitos project area is situated near the center of Baja California Norte, Mexico, approximately 330 kilometres south of the US border and the city of Tijuana.  The project area is predominantly underlain by bimodal Arc-type volcanic rocks of the Cretaceous Alisitos Formation, intruded by large granitic masses of the Late Cretaceous Peninsular Batholith.  A large number of iron oxide +/- copper-gold occurrences are hosted within the Alisitos volcanics and associated sediments that exhibit geological characteristics and a metallogenic setting similar to the IOCG districts in northern Chile and southern Peru.  Mineralization in the Alisitos belt occurs as replacement mantos and complex, structurally controlled veins, stockwork zones and breccia bodies.  The style of mineralization, apparent alteration assemblages (commonly multiple phases including strong potassic alteration zones) and lithogeochemistry (Cu-Au-Ag-Mo-Co-Ni-P-U-LREE) are similar to productive IOCG deposits elsewhere.

The Company initiated exploration work in the Baja region in early 2002.  Work consisted of regional reconnaissance mapping of the Alisitos belt from the US border to Grero Negro, a distance of about 400 km, and detailed mapping and sampling on a number of prospective properties examined or acquired by the Company within the belt (San Fernando, Picale, La Encantada, Santa Josefina, Santa Marta).  In late 2002, Anglo entered into a Joint Venture Agreement with the Company to further explore the district.  During 2003 and 2004 Anglo, on behalf of the JV, carried out an airborne magnetic-radiometric regional geochemical surveys and regional mapping followed by ground acquisition, detailed property mapping and ground geophysical surveys.

In 2005, the JV drilled three high priority targets (including Picale) defined by the earlier work.  In total 5201.15 meters of diamond drilling (19 holes) were completed in 2005.  Three holes, with a combined total of 423.98 metres, were drilled at Picale.

At Picale, iron-copper-gold mineralization occurs in a simple, thin, flat-lying bedding-conformable manto that has been traced intermittently over a strike length of more than 5.0 kilometres. Mineralization replaces a distinctive, coarse volcaniclastic-limestone unit that is capped by fine-grained felsic tuffs and underlain by a distinctive, coarse, quartz (commonly blue)-feldspar crystal tuff.  Numerous historical workings (prospect pits, small adits and declines) occur along the trace of the manto horizon but all are shallow and extend only a few meters below the surface.  Surface sampling by Anglo and Cardero geologists along the trace of the zone returned values ranging from 1% to 4% copper and up to 2 g/T gold over widths of up to 4.0 metres.

The three holes drilled in 2005 provided a preliminary test of the down-dip extension of the manto horizon.  The first two holes were collared near the leading edge of the manto and intersected mainly magnetite with low copper values.  The third hole (PC-3), which was collared 400 metres down dip from the leading edge of the manto, intersected semimassive to massive magnetite-sulphide grading 4.03% copper and 0.4g/t gold over a true width of 6.52 meters.

Based on the encouraging results in drill hole PC-3, follow-up drilling was carried out at Picale in 2006.  In total, 3,474.73 meters of NQ diamond drilling (22 holes) were completed during the 2006 campaign.  All holes hit the manto horizon over widths varying from 2.6 metres to 11.7 metres.  Most contain significant magnetite mineralization, typically in semimassive to massive bands with leaner more weakly mineralized (iron) intervals.  Alteration is fairly consistent from hole to hole with biotite typically well developed in the hanging wall and immediate footwall.  Alteration associated with the manto consists primarily of actinolite-tremolite-epidote-biotite-albite-scapolite with lesser tourmaline, quartz, serpentine, chlorite, garnet, diopside and calcite.

The amount of sulphide (pyrite-potassium-chalcopyrite) and chalchopyrite:pyrite ratios are highly variable.  Although a significant amount of chalcopyrite locally occurs in veins, veinlets and disseminations in the footwall (e.g. hole 24), copper mineralization is essentially confined to the manto horizon.  Copper appears to be a relatively late magmatic phase (probably a copper-enriched residual fluid).  Distribution of copper within the manto is probably of function of local host rock-fluid chemistry and available residual porosity.

Although the manto horizon is very continuous and predictable, copper grades are highly variable (trace to +10%) with poor hole-to-hole continuity.  There appears to be a possible continuity of significant copper mineralization between holes 3, 4, 7, 10, 11, 16 and 24 within a northwest-trending zone that may be up to 200 metres wide and 700 metres long (remains open to the northwest).  Additional drilling would be required in order to establish the average grade, thickness and continuity within this zone.

The results of the 2006 drill program are largely inconclusive.  The manto horizon appears to extend well beyond the area tested by drilling, however, evaluation of these areas will be more difficult and costly due to rougher terrain, inaccessibility and thicker cap rock.  Although a number of the holes intersected significant copper mineralization over potentially mineable widths, most of the manto intercepts are either too low grade or narrow to be economically viable.  The apparent erratic nature of copper mineralization within the manto, which results in poor correlation of copper grades from hole to hole, is also problematic.

Based on, for the most part, the disappointing results of the 2006 drill program, the Company elected to terminate the Anglo-Flores Agreement and has relinquished all interest in the Picale property.

Planned Activities

Anglo is in the process of transferring to Cardero’s subsidiary, MMC, all of the concessions acquired by Anglo on behalf of the joint venture (representing 13 exploration concessions covering approximately 50,112 hectares).  Following this transfer, the Company proposes, based upon an analysis of the results to date, to reduce the size of the overall property (which encompasses - including the concessions being transferred by Anglo - 20 exploration and 5 exploitation concessions covering approximately 64,954 hectares) to concentrate the land holdings over the most promising areas of the overall Baja IOCG Project.  Due to the existence of the lawsuit by Western Telluric Resources Inc. and Minera Olympic, S.A. de C.V. (see Item 12, “Legal Proceedings”), the Company has not carried out any work on the Baja IOCG Project, nor has it been able to find a joint venture partner.  However, the settlement of this lawsuit has enabled the Company to recommence its search for potential joint venture partners.  Confidentiality agreements have been signed with prospective partners, and property visits are anticipated to occur in February 2008.  If the Company is unable to secure a joint venture partner, the Company will, subject to financing, consider carrying out further work on its own on the Baja IOCG Project in the fiscal year ending October 31, 2008.

Incahuasi SHV Property, Argentina

Information in this AIF regarding the Incahuasi SHV Property is based on information provided by the Henrichsen Report.  The following Summary is from the Henrichsen Report and the detailed disclosure in the Henrichsen Report is incorporated into this AIF by reference.  Readers are encouraged to review the entire Henrichsen Report, which is filed on SEDAR at www.sedar.com.

Summary

The Incahuasi property is located in the Puna region of northwest Argentina at an altitude of 4100 meters.  The property spans an historic underground gold mine that has undergone intermittent production from pre-Hispanic times.  Major production occurred from 1936 -1954 where the Nueva Compania de Incahuasi reportedly averaged 14.21 g/t Au, with local bonanza grades of up to 300 g/t Au.  The property consists of five mine concessions (‘minas’) and four surrounding exploration licenses (‘cateos’) covering 2,832 hectares.  The cateos are held 100% by Cardero and the minas are held by a private individual from whom Cardero has a right to earn 100% interest subject to a 2% NSR royalty.

The Incahuasi property is situated within the Ordovician Santa Victoria Group passive margin sequence that extends from northwest Argentina through Bolivia and Peru.  This sequence of sedimentary rocks is well known in all three countries for hosting gold mineralization in quartz veins.  The mineralization, alteration, and structural characteristics of the Incahuasi property are consistent with the SHV (Sedimentary Hosted Vein) deposit model.

Au mineralization on the Incahuasi property occurs over a 900 x 450 metre area.  Detailed sampling and structural mapping have resulted in the identification of three main target areas: 1) the Dead Man’s Shear Zone (DMSZ), 2) the Western Shear Zone (WSZ), and 3) the Western Vein Group (WVG).  Structural controls on mineralization are deemed critical on the Incahuasi property and the following structural interpretation has been developed to design an effective exploration model.

The Santa Victoria Group sediments were subjected to fold and thrust deformation during the late Ordovician Ocloyic orogeny that produced well developed west verging thrust related shear zones and folds that host Au mineralization on the property.  These Au bearing structures have been offset (10’s of meters) by Tertiary (?) aged west verging thrust faults.

The primary target area is the DMSZ.  This structure has a recognized strike length of 900 metres and an average width of approximately 10 metres.  It has been the focus of historical production on the property being mined on six levels to a depth of 130 metres.  Mineralization along this shear zone is open at depth and to the north and south, and provides an attractive exploration target.  The WSZ represents a secondary target on the property and is interpreted to be a minor splay off of the DMSZ.  The structure has an exposed strike length of 340 metres and has been mined on three levels to a depth of 90 metres.  The presence of the WSZ indicates the possibility that other similar blind structures may be present at depth.  Finally, the WVG provides a bulk tonnage style of target with Au bearing quartz veins occurring over a 200 x 90 metre area.

Exploration work carried out by the Company during the 2006 and 2007 exploration programs include: a reconnaissance sampling program, detailed 1:1000 scale structural and alteration mapping, trenching programs across the DMSZ and WVG target areas, limited underground sampling, detailed sampling and scoping level metallurgical test work on the tailings and waste rock dumps, an 11.25 line kilometre Time Domain IP survey, and an initial five diamond drill hole 634 meter drill campaign.

The results of the reconnaissance sampling program confirmed the presence of high grade Au mineralization on the Incahuasi property.  The average Au grade from 103 samples collected was 4.13 g/t Au.  Thirteen samples collected from around the former mill assayed between 0.1 - 25.3 g/t Au and in part corroborate the historical reported grade of 14.21 g/t Au from the underground mine.  Twenty five composite samples from the approximately 75,000 cubic metre tailings dump averaged 3.12 g/t Au and in part confirmed the high grade nature of the past producing mine.  This initial reconnaissance sampling confirmed the high grade nature of the mineralization present within the Incahuasi deposit.  During this reconnaissance sampling program, a consultant retained by the Company evaluated the property and concluded that the “Evaluation of the strike and dip extent of mineralization as well as the discovery of vein zones, could result in the identification of a significant resource”; thereby confirming the exploration potential of the property.

Detailed 1:1000 scale structural and alteration mapping corroborated and expanded upon existing mapping of the Incahuasi property.  The results of the mapping program in conjunction with historical underground mine data have been developed a new structural synthesis that defines the detailed controls on mineralization and have provided a fundamental basis for the design of the 2007 and recommended drill programs.

Trenching on the Incahuasi property focused on the DMSZ and the WVG target areas.  The DMSZ trenching program consisted of 10 trenches that targeted the exposed section of the shear zone to the north of the underground workings.  The results indicate that the strongest surficial expression of mineralization along the DMSZ lies adjacent to the historical mine workings in the southern most trenches.  Mineralized intervals from the two southern most trenches are 0.46 g/t Au over 28.5 metres and 1.07 g/t Au over 9.4 metres.   These intervals demonstrate that there is consistent low grade Au mineralization over 10’s of metres in the vicinity of the historical mine workings.  Results from the more northerly trenches along the DMSZ demonstrate that anomalous gold values of 0.1 – 0.5 g/t are encountered consistently, with rare isolated samples returning values greater than 0.5 g/t Au.  The highest grade sample collected from the DMSZ trenching program was 5.22 g/t Au.

Detailed 1:50 scale structural mapping and subsequent modeling suggest that shallow northerly plunging ore shoots may be present within the DMSZ.   The presence of these potential ore-shoots provides a possible explanation as to the encountered lower grade mineralization found north of the underground mine.  If high grade mineralization is associated with shallow northerly plunging ore shoots within the underground mine there would be no surficial expression of the same high grade mineralization to the north of the mine workings.

The trenching program on the WVG consisted of four trenches targeting exposed and blind veins within this target area.  The primary focus of this program was to collect a continuous chip sample across a 45 metre long historical trench that yielded the lone bonanza grade of 231 g/t Au during the reconnaissance program.  In summary, three exploratory trenches to the north of the historical trench did not reveal any blind quartz veins.  Surficial quartz veins in the vicinity of these three trenches returned anomalous gold values up to 0.49 g/t Au; however many samples returned assays below detection limits.  The historical trench sampling resulted in a mineralized interval of 2.56 g/t Au over 45 metres using no lower cut off grade or dilution.  The same trench returned an interval of 3.35 g/t au over 33.5 metres using a lower cut of grade of 0.1 g/t Au with a 3 metre dilution.

An initial drill program consisting of five diamond drill holes totalling 634 metres targeted the DMSZ and the WVG with four and one drill hole respectively.  Three of the four drill holes targeting the DMSZ reached their intended target depth.  Of these three drill holes, two intersected the DMSZ at the projected depth to the north of the underground mine workings, validating the current structural model.  The third hole to reach target depth was drilled underneath the level IV of the underground working but did not intersect the DMSZ.  Results from the two drill holes to intersect the DMSZ to the north of the mine working returned low level anomalous gold values from the fault breccia that characterized the zone.  Intervals from these drill holes include 0.26 g/t Au over 4.15 metres and 0.53 g/t Au over 2 metres.  A single drill hole targeted the veins exposed in the historical trench located in the WVG.  This drill hole did not intersect the gold bearing veins exposed in the trench, as these veins are interpreted to have been structurally truncated.  Anomalous Au values were encountered in this drill hole with an interval of 0.38 g/t Au over 2.8 metres recorded.

An 11.25 line kilometre Time Domain IP survey was conducted across the Incahuasi property in an attempt to further define drill targets.  Five IP lines were completed over the known deposit area with an additional four exploratory IP lines completed to the north and south of the deposit area.  The primary finding of the survey is that the ground water was found to be salt saturated producing a very conductive environment that masked the electrical contrasts and responses of the rocks being investigated.  The level of the water table is approximately 100 metres below the deposit and is observed as a flat lying sharp contact between high and low resistivity and chargeability zones.  In summary, the IP survey conducted over the Incahuasi property is of little to no use in identifying potential zones of mineralization due to the salt saturated ground water associated with the Salar de Hombre Muerte located to the north and east of the property boundaries.

The author of the Henrichsen Report concluded that the work completed to date by the Company has not adequately tested the mineralized structures found within the Incahuasi property.  Therefore, he recommended a USD 800,000 diamond drill program consisting of eleven holes for a total of 2,475 metres.

Planned Activities

The Company plans to carry out substantially the program recommended in the Henrichsen Report (in two phases), and has commenced a Phase II diamond drill program, planned to consist of 5 holes for 1,100 metres.  Contingent on results and available funding, the Company would proceed with the balance of the recommended program as Phase III.

Iron Sands Project, Peru

Information in this AIF regarding the Irons Sands Project is based on information provided by the Cruise Report.  The following Summary is from the Cruise Report and the detailed disclosure in the Cruise Report is incorporated into this AIF by reference.  Readers are encouraged to review the entire Cruise Report, which is filed on SEDAR at www.sedar.com.

Summary

The Iron Sands Project is located approximately 450 straight-line-kilometres southeast of Lima.  The coastal village of Lomas, from which all Project-related field work was conducted, and which hosts the laboratory and storage facilities for the Project, lies 528 km by road from Lima and 7 km from the Panamericana Sur highway.

Access to the properties is via the asphalted Panamericana Sur highway, and then by 50-70 km of local, but good, dirt roads to individual sites (around 1 hour on average).  The dune fields lie at elevations between 375 and 1,600 meters above sea level (m.a.s.l.), with the Pampa El Toro Dune Field occupying a range of 1,000-1,400 m.a.s.l.  The climate is arid and the dune fields present an inhospitable and rarely visited environment.  There are no sites of agriculture or other local economic interest within the Project areas.

The 23 mining concessions which now constitute the Iron Sands Project total 17,400 hectares.  A further 32 claims, totalling 27,100 hectares, which previously formed part of the project, were abandoned in 2007 due to negative results.  It is understood that the mineral rights to all claims on the ISP Property are held either 100% by Cardero or under agreements extant.

The author of the Cruise Report visited the properties on numerous occasions throughout 2006 and 2007.  Surface aspects of mineralization in the dune fields have been observed, and a review of the results of the work that has been conducted at the Lomas Field Site and laboratory has been made.  In all respects, the author concluded that the assertions made by the applicable contractor and other Cardero personnel in their reports were acceptable, and that due professional procedure had been adhered to during the investigations.  Post-magnetic-separation rejects from trench and drillhole samples were collected to determine the minimum specific gravity of dry and un-compacted dune sands.

The Iron Sands Project was initiated by the Company in mid-2005.  Preliminary surface sand sampling and magnetic separation gave magnetic concentrates (“MC”) in the range 0.7 to 21.24 weight/percent (“Wt.%”), with an average of around 11.0 Wt.%.  Geochemical analyses of the magnetic concentrates returned results of approximately 61.5% Fe and 4.3 to 6.4 % TiO2.

An initial Midrex FASTMELT® test successfully produced a high-quality low-sulphur, low-phosphorus and low titanium liquid iron of approximately 91.6% iron, 4.88% carbon and <0.21% sulphur.  Waste slag from the process reportedly assayed up to 21.48 Wt.% TiO2 and 3.18 Wt.% V2O5.

Cardero decided to continue with the Iron Sands Project with the objective of identifying an easily accessible area containing the potential for sufficient resources of magnetite sand at sufficient concentration to support a viable 20 to 30 year integrated mining operation.  To this end, Cardero focused initial exploration work on the larger Pampa El Toro and Carbonera dune fields, and later over the highest-grade parts of the Pampa El Toro Dune Field.

Magnetite within the iron sands is believed to have been derived from erosion of locally derived intermediate andesitic volcanics. The dune sands are considered to be the product of aeolian re-distribution of contemporary and ancient beach sands and Quaternary basin sediments derived from erosion of the Marcona Formation, winnowed, and re-distributed, together with non-magnetic components, by prevailing winds, to produce potentially economic concentrations of magnetite in extensive, and partially active, dune fields.

The dune sands fall into two deposit types based on dune morphology.  The first is a stable pampa sand, consisting of a flat-to-gently-rolling sand apron surface similar to an “erg” or “sand sea”, with small active dunes superimposed.  The second is active dunes with little evidence of a stable sub-stratum.  The deposit may be classified as a heavy minerals deposit, although one generated by wind rather than water processes, as is the norm.

Magnetic minerals are distributed throughout the pampa-type and active dune surface sands as rhythmically repetitive millimetric stratified bands.  The variable intensity of the mineralization, both vertically and horizontally is probably due to differential winnowing of pampa-type and active dune sands by winds of different strengths over different periods and in different locations.

The project area comprises three dune fields.  From north to south, they are; the Carbonera Dune Field, the Pampa El Toro Dune Field, and the Tanaca Dune Field.  Initial reconnaissance sampling of the three dune fields revealed that Pampa El Toro Dune Field contained the highest concentrations of magnetite sand, and all subsequent work was conducted over Pampa El Toro.  Investigations over the Carbonera and Tanaca dune fields was discontinued due to relatively low values of MC and no further work is recommended.

Sample collection, preparation, analysis and security issues were reviewed and found to conform with industry best practice.

A regional surface sand sampling programme over the Pampa El Toro Dune Field identified two areas containing >5 Wt.% MC.  Together, these two anomalous zones, the Toro West Zone and the Toro Southeast Zone, respectively, cover an area of more than 15 square km.  A subsequent infill surface sampling programme over these anomalous zones extended the area containing >5 Wt.% MC to approximately 20 square km with a mean value of 5.9 Wt.% MC.  The infill samples also revealed four higher-grade sub-zones containing >7.5 Wt.% MC and cumulatively covering around 5 square km, with a weighted mean content of 9.0 Wt.% MC.

Two phases of percussion drilling were undertaken to test the continuity of magnetic minerals in depth.  Phase I involved a widely spaced (2 km between adjacent holes) drilling programme consisting of 13 holes of which eight were drilled to a depth of 100 m and four to a depth of 141 m.  With the exception of one peripheral hole, which intersected bedrock at 38 m, all holes bottomed in dune sands.  Phase I holes demonstrated the continuation of significant magnetite values in depth.

The Phase II percussion drilling programme was conducted to test approximately 6.5 square km of the most prospective part of the Pampa El Toro Dune Field at an increased drillhole density to a depth of 60 m below surface.  Ultimately, a total of 109 Phase II drillholes demonstrated the continuity of mineralization in depth to at least 60 m, and particularly over the upper 30 m.

During splitting of samples from Phase II percussion drilling, it became clear that the material retrieved was much finer grained than the surface sands, with a significant amount “rock flour”.  It was concluded that that a certain amount of milling and grinding of the sand has occurred during percussion drilling.  This was identified as a potential problem in future resource estimate calculations as it may result in an under-estimation of magnetic mineral content and Fe grades due to possible loss of magnetite to fines in addition to contamination of MC by fine non-magnetic fractions.

Results from percussion drillhole samples showed a marked fall-off in MC values from the first few metres of the drillholes, downwards.  Therefore, trenches were excavated 5-6 m deep alongside existing drillhole sites and sampled.  Results from the trenching agreed with those derived from percussion drilling in that they showed the same drop (approximately 20-33%) in MC values between intervals 0-1 m and 1-5 m from surface.  This suggests that the MC in the top metre of the pampa sands has been enriched by around 50% with respect to the underlying four metres, perhaps by a prolonged period of slow sedimentation and winnowing.  This has important implications with respect to using surface sands MC determinations, particularly pampa sands, in projecting the likely MC levels at depth.  A scatterplot of Wt.% MC for 26 Phase II Infill Survey drillholes and corresponding adjacent trenches to a maximum depth of 5 m from surface shows a weak bias towards higher MC values in the trench samples.  This might reflect losses in MC due to the presence of fines caused by milling of the drillhole samples, as noted above, and merits further investigation.

Five bulk sand samples were submitted to various consultants and laboratories in order to ascertain the optimum process for magnetic concentration of the Pampa El Toro sands, as well as upgrading the recovery of Fe, TiO2 and V2O5.

Testwork by Midrex Technologies in 2006 on a raw sands sample from the Pampa El Toro area. gave a 7.1 Wt. % magnetic concentrate containing 59.1% total Fe, 4.1% TiO2 and 0.45% V2O5 with Fe recovery of 47.39%.  This testwork served to confirm similar total Fe values obtained earlier on Carbonera sands.

Work conducted on behalf of Cardero concluded that upgrading by magnetic separation without grinding is feasible into a product with 75.5% Fe2O3 (52.8% Fe) and a recovery of 67% of the iron, and that further upgrading to 87.5% Fe2O3 (61.2% Fe) with an overall recovery of 58% of the iron is possible.  However, best concentrates achieved still contained between five and six percent TiO2, which is detrimental to concentrate quality.  Mineralogy showed that the titanium is mainly contained in the form of ilmenite, intimately and finely exsolved in the crystal lattices of magnetite and hematite.  Liberation of such ilmenite for physical separation would require milling to a likely-uneconomic micron size, and separation of the titanium during smelting remains probably the best solution.

The author of the Cruise Report concludes that the exploration conducted to date at the Iron Sands Project has resulted in the discovery of a large, low-grade magnetite sand deposit at Pampa El Toro which could be amenable to modern bulk mining technologies.  A rough calculation indicates that there may be upwards of 500 million tonnes of magnetite sand with >5 Wt.% MC within the first 60 m, with some of the highest grades closest to surface.  Surface sampling and subsequent percussion drillhole testing indicates that the overall magnetite content is relatively homogeneous, particularly in the uppermost 30 meters.  Sample density achieved in the investigations is considered to be adequate to support these assertions.

Mineral processing/recovery tests conducted by four separate laboratories provided encouraging but often conflicting results.  Similarly, geochemical analyses for iron and detrimental-element content were not definitive.  These uncertainties with respect to metallurgical and analytical aspects of the Iron Sands Project urgently need to be addressed prior to embarking on additional expenditures.  It is critical that a realistic recovery value for an industrial scale process using nominal ‘run-of-mine’ sized material is established.

Laboratory scale metallurgical testing has suggested that it is technically feasible to produce a high quality iron product with deleterious elements and potential by-products reporting directly to the waste slag.  More extensive testwork needs to be undertaken in order to demonstrate unequivocally that this is the case.

The author of the Cruise Report considers that the stated objective of the Iron Sands Project, namely, to identify a logistically easily accessible area containing the potential for sufficient resources of magnetite sand at sufficient concentration to support a viable 20 to 30 year integrated mining operation has been met.

In 2008, the objective for the Iron Sands Project is to prepare approximately 40 Mt of MC to determine concentrate recovery and grade using commercially available dry magnetic separation equipment.  The Company has purchased dry magnetic separation equipment that will be utilised in a pilot plant operation located at the dune site in Peru.  Operation of this pilot plant will produce a concentrate sample for a subsequent melting test, as well as defining dry magnetic separator equipment scale-up criteria and guarantees for the commercial concentration plant.

The melting test will process the concentrate produced from the concentrate pilot plant operation to produce a large sample of both pig iron as well as slag.  The objectives of the large scale melting test are to define the agglomeration technology, identify melter operation parameters and produce large samples of pig iron and slag for subsequent use.  Production of a large sample of pig iron will develop confidence in the chemistry of the product that would be produced by the commercial melter.  The slag sample will be used in identifying the optimum technology route for recovery of both vanadium and titanium.  Information gathered from the slag recovery test program will define the criteria necessary for the slag recovery plant.

A project scoping study as well as concentrator-melter-slag recovery commercial pre-engineering effort are planned to proceed in parallel with the melting test.  The objective of the scoping study and pre-engineering effort will be to produce a bankable feasibility study that includes process flow sheets, equipment lists and budgetary cost estimates for the Iron Sands Project.

In tandem with these tests, a mineral resource estimate will be completed by SRK Consulting Engineers in South Africa.  Hydrogeological studies will be completed to determine if sufficient water is available to support on-site processing needs.  Base line studies and discussions with local communities will be initiated as soon as possible.

The author of the Cruise report states that a work program based on the recommendations listed above would cost somewhere in the range of USD 2.5 to 3.5 million, and could be completed, subject to equipment and contractor availability, within a 16 month period.

Planned Activities

Subject to securing the necessary financing to do so, the Company intends to proceed with the program recommended by the Cruise Report.

Pampa de Pongo Property, Peru

Information in this AIF regarding the Pampa de Pongo Property is based on information provided by the Belik PdeP Report and the Helsen Report.  The following Summary is from the Belik PdeP and Helsen Reports and the detailed disclosure in the Belik PdeP and Helsen Reports is incorporated into this AIF by reference.  Readers are encouraged to review the entire Belik PdeP and Helsen Reports, which are both filed on SEDAR at www.sedar.com.  The Company has not carried out any further work on the Pampa de Pongo property since the drill program completed in the spring of 2005 and the resource calculation completed in August 2005, and therefore the information in the Belik PdeP and Helsen Reports is still current.

Summary (from the Belik PdeP Report)

The Pampa de Pongo property is located in the arid coastal region of southern Peru and is centered about 40 km southeast of the port of San Juan and the large Marcona iron mine owned by Shougang Hierro Peru S.S.A.  The property consists of 8 adjoining mineral claims that form contiguous claim block 8,000 hectares (80 square km) in size.

The southern coastal region of Peru hosts numerous iron oxide-copper-gold deposits in a belt extending south of Lima that is about 400 km long and up to 70 km long.  The general geological setting and the nature of the mineralization and associated alteration clearly establish that these deposits belong to the iron oxide-copper-gold (IOCG) family of deposits with strong similarities to the coastal IOCG deposits of Chile (e.g. Punta del Cobre, Nanto Verde, Mantos Blancos) and Baja, Mexico (Alisitos Belt).  The economically most important part of the Peruvian belt occurs in the Marcona mine district, which hosts the large iron deposits of the Marcona mine (1,400 Mt iron ore) and the nearby Mina Justa deposit (approx. 200 Mt @ 0.8% Cu).  Significant iron ± Cu-Au mineralization was discovered at Pampa de Pongo by Rio Tinto Mining and Exploration Ltd. (“Rio Tinto”) in the mid 1990’s as part of a regional exploration program targeting IOCG-type mineralization in the district.  The type and style of the mineralization at Pampa de Pongo are similar to Marcona.

Wide-spaced reconnaissance drilling at Pampa de Pongo by Rio Tinto between 1994 and 1996 (a total of 15 boreholes) identified widespread mineralization along a structural corridor approximately 1 km wide and in excess of 6 km long.  Highlights of the Rio Tinto drilling include Hole PPD001, which intersected 368 m (true width) of massive magnetite mineralization averaging 45.3% Fe from 395-763 m and Hole PPD009, which intersected a 82.6 m interval between 259.4-342.0 m that averaged 56% Fe, 0.24% Cu and 0.35 g/T Au.

The Company optioned Pampa de Pongo from Rio Tinto in February 2004 through a brokered deal arranged by a private Peruvian company.  Between March, 2004 and February, 2005 the Company completed an exploration program consisting of surface mapping, an electromagnetic survey (TEM), detailed high-resolution ground magnetic surveys and magnetic data processing (3D inversion models) and 4,596.6 meters of diamond drilling in 14 holes.  Highlights of the 2004-2005 drill campaign include:

Hole Number	Interval (m)	True Width (m)	Iron (%)	Copper (%)	Gold (g/T)
DDH04-10	220.8-270.0	42.5	38.8	0.32	0.34
DDH04-19	212.4-400.0	172.0	36.2	0.17	0.28
DDH04-20A	292.0-600.0	282.0	47.4	0.16	0.11
DDH04-21	482.0-784.0	302.0	51.6	0.10	0.06

Based on the results of the 2004-2005 drill campaign and magnetic modeling as well as prior drill results obtained by Rio Tinto, the Pampa de Pongo property would appear to have a good potential for hosting a large resource of mineralization grading approximately 45% Fe, 0.12% Cu & 0.1 g/T Au.  The main deposit consists of a single lens that is up to 370 meters thick and at least 1,000 meters wide. Mineralization consists of semimassive to magnetite-sulphide, which locally exhibits hydrothermal breccia textures and multistage mineralizing events.  A halo of lower-grade stockwork and breccia mineralization surrounds the deposit.

Summary (from the Helsen Report)

The mineralization occurs as large semi-massive to massive replacement zones.  The host rock consists of sedimentary and volcanic units of the Upper Jurassic Jahuay Formation.  Good continuity of mineralization appears to exist in the central part of the deposit with thick intervals of continuous uniform mineralization.

Resources were calculated for both magnetite bodies by combining the drill results from both Rio Tinto and the Company.  The Company drilled a total of ± 4,597 m of HQ (max 400 m) followed by NQ size core for greater depths.  The inferred resource estimates are as follows:

Inferred Resources of the Central Zone and South Zones of the Pampa de Pongo Property.

Mineralized Zone	Inferred Resources(2) (tonnes)	Grade:
		Iron (%)	Copper (%)	Gold (g/T)
Central Zone	848,000,000	44.9	0.12	0.07
South Zone – East	100,000,000	43.0	0.15	0.22
South Zone – West	5,000,000	43.8	0.27	0.26
Total	953,000,000	44.7	0.12	0.09

Diamond drilling proved to be difficult and expensive because of the extensive and thick aeolian sands and alluvial deposits that cover the magnetite ore bodies at depth.  The deepest drill hole reached a depth of ± 785 metres below surface with magnetite mineralization starting at around 416 metres below surface.

This evokes immediately the type of mining to be used since an open pit operation is out of the question.  In this regard the Kiruna and Malmberget mines are mentioned for their successful sublevel block caving method of mining for more than 100 years.  Kiruna very recently opened up a new, fully automated haulage level at more than 1,000 metres below surface.

The author of the Helsen Report recommended a work program, with an estimated budget of USD 3,600,000, in order to advance significantly the Pampa de Pongo mineralization from the present “Inferred Resource” into a more defined higher “Indicated Resource” category.  This program would consist predominantly of additional diamond drilling, geochemical analyses and assays of the drill core, as well some detailed geophysics to help in the strategic drill hole locations where needed.

Readers are cautioned that mineral resources that are not mineral reserves do not have demonstrated economic viability.

Planned Activities

The Company has given notice to Rio Tinto that it intends to exercise the option and acquire the property.  The required USD 300,000 payment in order to exercise the option will be made on or before January 27, 2008, being the due date.

The Company has initiated a 30,000 metre definition drill program at Pampa de Pongo, which is designed to upgrade the NI 43-101 Inferred Resource to a combination of Indicated and Measured Resource status.  SRK Consulting Engineers and Scientists (“SRK”) will design and oversee programs for the collection of geotechnical and geological data from drill core during the planned drill program, which is expected to commence in February, and continue through to July, 2008 (subject to the Company raising the necessary financing).  SRK has also been retained to complete a mine scoping study, scheduled to commence in February, 2008.  The scoping study will focus on determining the likely mining methods and will include an initial caveability and fragmentation assessment of the central orebody.  Overburden characteristics, hydrogeology and major structural features will all be reviewed.  The scoping study will also determine the range of potential mining costs, which should permit the development of a financial model for the deposit.  In the main Central Zone, the top of the high-grade semi-massive magnetite resource is typically 350 metres below surface, with intersections up to 302 metres @ 51.6% iron and 0.10% copper.  The Company believes that this portion of the resource may be suitable for an underground cave mining operation.  The overlying stockwork zone includes shallow intersections of up to 347 metres @ 22.5% iron.  The scoping study will investigate the possibility of extracting this material from surface by open-pit methods.  This mineralisation has not been included in the current inferred resource and, if the extraction of this material appears viable, the scoping study will include an updated Pampa de Pongo Inferred Resource including this material.

ITEM 6: DIVIDENDS

There are no restrictions which prevent the Company from paying dividends.  The Company has not paid any dividends in the last three fiscal years.  The Company has no present intention of paying any dividends, as it anticipates that all available funds will be invested to finance the growth of its business.  The directors of the Company will determine if and when dividends should be declared and paid in the future, based on the Company’s financial position at the relevant time.

ITEM 7: DESCRIPTION OF CAPITAL STRUCTURE

General Description of Capital Structure

The authorized capital of Cardero is an unlimited number of Common Shares, of which 48,308,939 were issued at January 23, 2008.  The holders of Common Shares are entitled to receive notice of and attend all meetings of shareholders, with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings.  The holders of Common Shares are entitled to dividends if, as and when declared by the board of directors of Cardero.  The Common Shares are entitled, upon liquidation, dissolution or winding up of Cardero, to receive the remaining assets of Cardero available for distribution to shareholders.

Constraints

There are no constraints imposed on the ownership of Common Shares to ensure that Cardero has any required level of Canadian ownership.

ITEM 8: MARKET FOR SECURITIES

The Common Shares are listed and posted for trading on the TSE (symbol “CDU”), on the American Stock Exchange (symbol “CDY”), and on the Frankfurt Stock Exchange (symbol “CR5”).

Trading Price and Volume

The following table provides information as to the high, low and closing prices of the Common Shares on the TSE during the 12 months of the most recently completed financial year and the 3 months since the most recent financial year end, as well as the volume of shares traded for each month:

Toronto Stock Exchange

Month	High ($)	Low ($)	Volume
January 1 to 23, 2008	1.72	1.20	647,457
December, 2007	1.80	1.28	625,040
November, 2007	2.20	1.46	589,474
October, 2007	2.20	1.70	938,951
September, 2007	1.91	1.17	1,273,703
August, 2007	2.03	1.25	1,535,826
July, 2007	2.12	1.74	1,101,734
June, 2007	2.19	1.75	1,213,747
May, 2007	2.86	2.02	1,849,023
April, 2007	3.37	2.40	2,409,953
March, 2007	3.38	2.09	2,357,480
February, 2007	2.40	1.80	2,618,130
January, 2007	2.08	1.64	1,831,678
December, 2006	2.04	1.62	1,075,858
November, 2006	2.02	1.79	1,285,147

ITEM 9: ESCROWED SECURITIES

There are no securities of the Company subject to escrow.

ITEM 10: DIRECTORS AND EXECUTIVE OFFICERS

Name, Occupation and Security Holding

The names, positions or offices held with Cardero, province/state and country of residence, and principal occupation over the last five years of the Directors and executive officers of Cardero are as follows:

Name, Position and Province/State and Country of Residence(1)	Principal Occupation During the Past 5 Years(1)	Period of Service as an Officer or Director(2)
Hendrik van Alphen President, Chief Executive Officer and Director British Columbia, Canada	Businessman; President of Cardero, 1999 to present.	Director since April 19, 1999 President since April 10, 2000 Chief Executive Officer since May 14, 2001
Leonard Harris(3)(4)(5)(6) Director Colorado, USA	Independent consultant to the mining industry, 1992 to present.	Since February 25, 2000
Lawrence W. Talbot Director, Vice-President and General Counsel British Columbia, Canada	Barrister and Solicitor; Owner, Lawrence W. Talbot Law Corporation (law firm), previously Partner, Gowling Lafleur Henderson LLP (law firm) since April 2000.	Director since April 17, 2003 Vice-President & General Counsel since July 1, 2006
Murray W. Hitzman, Ph.D.(3)(5) Director Colorado, United States

Geologist; Professor of Economic Geology at the Colorado School of Mines since June 1996 and Head of the Department of Geology and Geological Engineering at the Colorado School of Mines, August 2000 to August 2007.

Since January 4, 2006
Stephan A. Fitch(3)(4)(6) Director London, England

Businessman; Managing Director, IAG Holdings Limited (private investment company) 2003 to present; previously Partner, International Asset Group Ltd. (private merchant and investment banking firm) 1995 to 2003.

Since May 31, 2006
Michael W. Kinley, C.A. Chief Financial Officer British Columbia, Canada

Chartered Accountant; President, Winslow Associates Management & Communications Inc. 1973 to present (private consulting firm); Chief Financial Officer, Wealth Minerals Ltd.; Director, Indico Technologies Ltd.; Director, StonePoint Global Brands Inc.; President, WorldStar Energy Corp.; Director, Strike Resources Ltd.; President, Noise Media Inc. (GFK Resources Ltd.).

Since January 4, 2006
Mark D. Cruise, Ph.D., EurGeol. Vice-President-Business Development British Columbia, Canada

Geologist; Vice-President, Business Development of Cardero, April 2007 to present, Vice-President, Exploration of Cardero November 2004 to March 2007; Senior Geologist Copper/Zinc, Anglo American plc, 1996 to 2004.

Since November 16, 2004
Keith Henderson, EurGeol Vice-President, Exploration British Columbia, Canada	Geologist; Vice President, Exploration of Cardero Resource Corp., April 1, 2007 to present; Senior Project Geologist, Anglo American (Exploration) Canada Ltd., 2002 to March 31, 2007	Since April 1, 2007
Marla K. Ritchie Corporate Secretary British Columbia, Canada

Corporate Administrator; Corporate Secretary, Cardero, May 2001 to present; from February 1992 to November 2003, Secretary/Administrator to several public natural resource companies, including Ascot Resources Ltd., Brett Resources Ltd., Golden Band Resources Inc., Hyder Gold Inc., Leicester Diamond Mines Ltd. and Solomon Resources Limited

Since May 14, 2001

Notes:

1.

The information as to place of residence and principal occupation, not being within the knowledge of Cardero, has been furnished by the respective directors individually.

2.

All directorships expire at the next Annual General Meeting of the shareholders of Cardero (which is required to be held on or before August 8, 2008).  All officers hold office at the pleasure of the Board.

3.

Denotes member of the Audit Committee.

4.

Denotes member of the Compensation Committee.

5.

Denotes member of the Sustainable Development Committee.

6.

Denotes member of the Corporate Governance and Nominating Committee

Cardero does not currently have any committees other than the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Sustainable Development Committee.

As at January 23, 2007, Cardero’s Directors and executive officers, as a group, beneficially hold a total of 1,505,550 Common Shares, directly or indirectly, representing 3.1% of the 48,308,939, issued Common Shares.  Cardero’s Directors and executive officers, as a group, also hold the following incentive stock options to purchase up to the following numbers of Common Shares until the dates shown:

(a)

575,000 Common Shares exercisable at $2.80 per Common Share until May 2, 2008;

(b)

875,000 Common Shares exercisable at $1.95 per Common Share until August 4, 2008;

(c)

187,500 Common Shares exercisable at $2.00 per Common Share until November 30, 2008;

(d)

100,000 Common Shares exercisable at $3.28 per Common Share until April 11, 2009;

(e)

575,000 Common Shares exercisable at $1.47 per Common Share until September 7, 2009;

(f)

350,000 Common Shares exercisable at $1.91 per Common Share until October 3, 2009; and

(g)

200,000 Common Shares exercisable at $1.50 per Common Share until January 16, 2010.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

1.

No Director or executive officer of Cardero is, as at the date of this AIF, or was within ten years before the date of this AIF, a director, chief executive officer or chief financial officer of any company (including Cardero) that:

(a)

was subject to an order that was issued while the Director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer, except as follows:

(i)

Michael W. Kinley, the Chief Financial Officer of the Company, was the President and Director of Abstract Enterprises Corp. (he resigned in 2005), which was the subject of a British Columbia Securities Commission (“BCSC”) cease trade order on July 10, 2002 for failure to file financial statements (a similar order was issued by the Alberta Securities Commission (“ASC”)) and was delisted on June 20, 2003, and

(ii)

Michael W. Kinley, the Chief Financial Officer of the Company is the President, Chief Executive Officer and a Director of Noise Media Inc., which was the subject of a BCSC cease trade order on January 28, 2003 for failure to file financial statements (a similar ASC order was also issued).  The Company was subsequently transferred to the NEX Board.  The cease trade order was revoked on December 8, 2006, the company having filed a reactivation application in accordance with applicable policies; or

(b)

was subject to an order that was issued after the Director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes hereof, the term “order” means:

(c)

a cease trade order;

(d)

an order similar to a cease trade order; or

(e)

an order that denied the relevant company access to any exemption under securities legislation,

that was in effect for a period of more than 30 consecutive days.

2.

No Director or executive officer of Cardero, or a shareholder holding a sufficient number of securities of Cardero to affect materially the control of Cardero:

(a)

is, as at the date of this AIF, or has been within the ten years before the date of this AIF, a director or executive officer of any company (including Cardero) that, while such person was acting in such capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets; or

(b)

has, within ten years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or has a receiver, receiver manager or trustee appointed to hold the assets of the Director, executive officer or shareholder.

3.

No Director or executive officer of Cardero, or a shareholder holding a sufficient number of securities of Cardero to affect materially the control of Cardero, has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)

any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Conflicts of Interest

Certain Directors and officers of Cardero are directors, officers and/or shareholders of other private and publicly listed companies, including companies that engage in mineral exploration and development.  To the extent that such other companies may participate in or be affected by ventures involving Cardero, these Directors and officers of Cardero may have conflicting interests in negotiating, settling and approving the terms of such ventures.  Conflicts of interest affecting the Directors and officers of Cardero will be governed by Cardero’s “Code of Business Conduct and Ethics”, the Articles of Cardero and the provisions of the Business Corporations Act (British Columbia) and other applicable laws.  In the event that such a conflict of interest arises at a meeting of the Directors, a Director affected by the conflict must disclose the nature and extent of his interest and abstain from voting for or against matters concerning the matter in respect of which the conflict arises.

ITEM 11: PROMOTERS

Cardero does not presently have, and has not within the last three completed fiscal years had, any promoters.

ITEM 12: LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Legal Proceedings

The Company is not currently, and has not since November 1, 2006 (being the commencement of the Company’s last competed financial year) been, a party to any legal proceedings, nor is any of the Company’s properties presently, or has, since November 1, 2006 (being the commencement of the Company’s last competed financial year), any of the Company’s properties been, subject to any legal proceedings, except as follows:

On May 20, 2004, Western Telluric Resources Inc. (“Western Telluric”) and Minera Olympic, S. de R.L. de C.V. (“Minera”) (collectively, the “Plaintiffs”) commenced an action (the “Action”) in the British Columbia Supreme Court (Vancouver Registry, No. S042795) against Cardero and James Dawson, Murray McClaren and their respective companies, Dawson Geological Consultants Ltd. and 529197 B.C. Ltd. (carrying on business as Crockite Resources).  The relief claimed against Cardero was the setting aside of an agreement dated December 12, 2001 between Cardero and Minera regarding the acquisition of mineral concessions.  Cardero filed a Statement of Defence in which it denied any liability, as well as a counterclaim (the “Counterclaim”) against the Plaintiffs.  The pleadings are closed and documents have been exchanged.  Discoveries have been partially completed.

Pursuant to an agreement dated October 17, 2007 (“Settlement Agreement”) among the Plaintiffs, Cardero and all other parties to the various actions, all actions (including the Action and the Counterclaim) have been settled.  As its part of the settlement, Cardero has agreed to issue an aggregate of 500,000 shares to WTR and to grant to WTR a 1.5% NSR royalty over its existing and future acquired Baja California properties, of which royalty Cardero can acquire one-half (0.75%) for $2,000,000.  Fulfillment by Cardero of its obligations under the Settlement Agreement was subject to the acceptance for filing thereof by the TSX (received on November 20, 2007) and the AMEX (received November 13, 2007).  Closing of the transactions pursuant to the Settlement Agreement is anticipated to occur as soon as possible following the satisfaction by the other parties to the agreement of their respective conditions precedent.

Regulatory Actions

There have not been any:

1.

penalties or sanctions imposed against the Company by a court relating to securities legislation or by a securities regulatory authority during the financial year ended October 31, 2007;

2.

any other penalties or sanctions imposed against the Company by a court relating to securities legislation or by a securities regulatory authority that would likely be considered important to a reasonable investor making an investment decision; or

3.

settlement agreements entered into by the Company with a court relating to securities legislation or with a securities regulatory authority during the financial year ended October 31, 2007.

ITEM 13: INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

No:

1.

Director or executive officer of the Company;

2.

any person or company that is the direct or indirect beneficial owner of, or who exercises control or direction over, more than 10% of the Common Shares; or

3.

any associate or affiliate of any of the persons or companies referred to in paragraphs 1 or 2,

has, during any of the fiscal years ended October 31, 2005, 2006 or 2007, or during the current fiscal year, had any material interest, direct or indirect, in any transaction that has materially affected, or will materially affect, the Company.

ITEM 14: TRANSFER AGENT AND REGISTRAR

The Company’s transfer agent and registrar is Computershare Investor Services, Inc.  Transfers may be effected at, and registration facilities are maintained at:

1.

in British Columbia, 3rd Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9; and

2.

in Ontario, 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y12.

ITEM 15: MATERIAL CONTRACTS

Other than in the ordinary course of the Company’s business of mineral property evaluation, acquisition and divestiture and exploration, including raising the funding therefor, there are no material contracts that have been entered into by the Company since November 1, 2006 (being the commencement of the Company’s most recently completed financial year) that are still in effect.

ITEM 16: NAMES AND INTERESTS OF EXPERTS

Names and Interests of Experts

The following are the persons or companies:

1.

who were named as having prepared or certified a statement, report or valuation described or included in a filing, or referred to in a filing, made under National Instrument 51-102 by Cardero during, or relating to, the fiscal year ending October 31, 2007, being Cardero’s most recently completed financial year; and

2.

whose profession or business gives authority to the statement, report or valuation made by the person or company:

(a)

Smythe Ratcliffe, Chartered Accountants:

(i)

provided an auditor’s report dated January 23, 2007 in respect of the Company’s financial statements for the years ended October 31, 2006 and 2005 and incorporated by reference into Cardero’s AIF dated January 26, 2007, and

(ii)

provided an auditor’s report dated January 17, 2008 in respect of the Company’s financial statements for the years ended October 31, 2007 and 2006 and incorporated by reference into this AIF.

Smythe Ratcliffe is independent in accordance with the auditors’ rules of professional conduct in British Columbia;

(b)

Paul D. Kipfel, Ph.D, AEPG, a “qualified person” for the purposes of NI 43-101, is the author responsible for the preparation of the technical report dated January 10, 2007 entitled “Summary Report on the Incahuasi Gold Project, Northwest Argentina” incorporated by reference into Cardero’s AIF dated January 26, 2007.  Mr. Klipfel holds less than 1% of the outstanding Common Shares and incentive stock options to acquire up to an additional 30,000 Common Shares;

(c)

Gary D. Belik, P.Geo. a “qualified person” for the purposes of NI 43-101, is the author responsible for the preparation of:

(i)

the technical Report dated March 22, 2005 entitled “Amended Geological Report on the Pampa de Pongo Property, department of Arequipa, Caraveli Province, Peru” and incorporated by reference into this AIF, and

(ii)

the technical report dated January 22, 2006 entitled “Diamond Drill Report on the Picale Property, Baja California Norte IOCG Project (Alisitos Project) – Baja California Norte, Mexico” incorporated by reference into Cardero’s AIF dated January 26, 2007 and into this AIF.

Mr. Belik holds less than 1% of the outstanding Common Shares and incentive stock options to acquire up to an additional 75,000 Common Shares;

(d)

Jan N. Helsen, Ph.D., P.Geo., a “qualified person” for the purposes of NI 43-101, is the author responsible for the preparation of the Technical Report dated August 6, 2005 entitled “Geological Valuation Report of the Pampa de Pongo Property, Arequipa Department, Caraveli Province, Peru” incorporated by reference into this AIF.  Mr. Helsen holds less than 1% of the outstanding Common Shares;

(e)

Michael Henrichsen, P.Geo , a “qualified person” for the purposes of NI 43-101, is the author responsible for the preparation of the Technical Report dated January 20, 2008 entitled “Summary Report on the Incahuasi Gold Project” incorporated by reference into this AIF.  Mr. Henrichsen holds less than 1% of the outstanding Common Shares and incentive stock options to acquire up to an additional 30,000 Common Shares; and

(f)

Mark D. Cruise, EurGeol, a “qualified person” for the purposes of NI 43-101, is the author responsible for the preparation of the technical report dated December 15, 2007 entitled “Technical Report on the Iron Sands Project: The Pampa El Toro, Carbonera and Tanaca Dune Fields, near Nazca, Peru”.  Mr. Cruise holds less than 1% of the outstanding Common Shares and incentive stock options to acquire up to an additional 362,500 Common Shares.

ITEM 17: ADDITIONAL INFORMATION

Audit Committee Information

Under Multilateral Instrument 52-110 – Audit Committees (“MI 52-110”), companies that are required to file an Annual Information Form are required to provide certain disclosure with respect to their audit committee, including the text of the audit committee’s charter, the composition of the audit committee and the fees paid to the external auditor.  This information with respect to Cardero is provided in Schedule “A”.

Additional Information

Additional information relating to Cardero may be found on SEDAR at www.sedar.com.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of Cardero’s securities and securities authorized for issuance under equity compensation plans, if applicable, is contained in the Information Circular.  Additional financial information is available in Cardero’s comparative audited consolidated financial statements, together with the auditor’s report thereon, and the related Management Discussion and Analysis for its most recently completed fiscal year ended October 31, 2007.

A copy of this AIF, the Information Circular and the financial statements (including any interim statements from the past fiscal year) may be found on the SEDAR website at www.sedar.com or be obtained upon request from the Secretary of Cardero.  A reasonable fee for copying may be charged if the request is made by a person who is not a registered security holder of Cardero.

Schedule “A”

Audit Committee Information

The Audit Committee’s Charter

The following is the text of the current Charter for Cardero’s Audit Committee:

“CARDERO RESOURCE CORP.

AUDIT COMMITTEE CHARTER

(Adopted by the Board of Directors on December 16, 2004)

ARTICLE 1  - PURPOSE

The overall purpose of the Audit Committee (the “Committee”) is to:

(a)

ensure that the management of Cardero Resource Corp. (the “Company”) has designed and implemented an effective system of internal financial controls for reviewing and reporting on the Company’s financial statements;

(b)

oversee, review and report on the integrity of the Company’s financial disclosure and reporting;

(c)

review the Company's compliance with regulatory and statutory requirements as they relate to financial statements, taxation matters and disclosure of material facts; and

(d)

be directly responsible for:

(i)

the selection of a firm of external auditors to be proposed for election as the external auditors of the Company,

(ii)

the oversight of the work of the Company’s external auditors, and

(iii)

subject to the grant by the shareholders of the authority to do so, if required, fixing the compensation of the external auditors of the Company.

ARTICLE 2  - COMPOSITION, PROCEDURES AND ORGANIZATION

2.1

The Committee will consist of at least three members of the Board of Directors (the “Board”), all of whom will be “independent1” and “unrelated directors2” of the Company within the meaning of all applicable legal and regulatory requirements (except in the circumstances, and only to the extent, permitted by all applicable legal and regulatory requirements).

2.2

All of the members of the Committee will be “financially literate3”, at least one member of the Committee will have accounting or related financial expertise (i.e. able to analyze and interpret a full set of financial statements, including the notes thereto, in accordance with generally accepted accounting principles) and at least one member of the Committee will be a “financial expert” within the meaning of the rules and forms adopted by the Securities and Exchange Commission (except in the circumstances, and only to the extent, permitted by all applicable legal and regulatory requirements).

2.3

The Board, at its organizational meeting held in conjunction with each annual general meeting of the shareholders, will appoint the members of the Committee for the ensuing year.  The Board may at any time remove or replace any member of the Committee and may fill any vacancy in the Committee.

2.4

Unless the Board has appointed a chair of the Committee, the members of the Committee will elect a chair from among their number.

2.5

The Committee will select an individual to act as secretary for the Committee, who will be either:

(a)

a member of the Committee other than the chair, or

(b)

another individual who is not a member of the management of the Company.

2.6

The quorum for meetings will be a majority of the members of the Committee, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and to hear each other.  Decisions by the Committee will be by the affirmative vote of a majority of the members of the Committee, or by consent resolutions in writing signed by each member of the Committee.

2.7

The Committee will have access to such officers and employees of the Company and to the Company's external auditors, and to such information respecting the Company, as it considers to be necessary or advisable in order to perform its duties and responsibilities.

2.8

Meetings of the Committee will be conducted as follows:

(a)

the Committee will meet:

(i)

at least four times annually, and

(ii)

may meet as many additional times:

A.

as deemed necessary or appropriate by the Committee,

B.

upon request by any member of the Committee, the Chief Executive Officer, the Chief Financial Officer or the external auditors,

in each case at such times and at such locations as may be determined by the Committee or the chair of the Committee.  Except in respect of a regularly scheduled meeting of the Committee, notice of such meeting, together with a proposed agenda, will be delivered to each member of the Committee not less that forty-eight (48) hours prior to the proposed meeting time (which notice may be waived by all of the members of the Committee); and

(b)

the external auditors and management representatives will be invited to attend as necessary in the discretion of the Committee.

2.9

The internal accounting staff, any external accounting consultant(s) and the external auditors will have a direct line of communication to the Committee through its chair and may bypass management if deemed necessary.  The Committee, through its chair, may contact directly any employee in, or consultant of, the Company as it deems necessary, and any employee of, or consultant to, the Company may bring before the Committee any matter involving questionable, illegal or improper financial practices or transactions.

2.10

The Committee may, in its sole discretion, retain, at the expense of the Company, such legal, financial or other advisors or consultants as it may deem necessary or advisable in order to properly and fully perform its duties and responsibilities hereunder.

1Whether a director is "independent" will be determined in accordance with all applicable laws and regulations, including the applicable securities laws of Canada and the United States and the regulations and policies of any stock exchange or quotation system on which the Company's securities are listed or quoted.

2"unrelated director" means a director who is: (a) not a member of management and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director's ability to act with a view to the best interests of the issuer, other than interests and relationships arising solely from holdings in the issuer, (b) not currently, or has not been within the last three years, an officer, employee of or material service provider to the issuer or any of its subsidiaries or affiliates; and (c) not a director (or similarly situated individual) officer, employee or significant shareholder of an entity that has a material business relationship with the issuer. A chair or vice chair of the board of directors who is not a member of management is not, for that reason alone, a related director.

3An individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally compatible to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company's financial statements.

ARTICLE 3  - DUTIES AND RESPONSIBILITIES

3.1

The overall duties and responsibilities of the Committee will be as follows:

(a)

be directly responsible for:

(i)

the selection of a firm of external auditors to be proposed for election as the external auditors of the Company,

(ii)

the oversight of the work of the Company’s external auditors, and

(iii)

subject to the grant by the shareholders of the authority to do so, if required, fixing the compensation of the external auditors of the Company;

(b)

to review with the management of the Company (and, in the case of the annual audited statements, with the external auditors) the annual audited consolidated and unaudited consolidated quarterly financial statements, including the notes thereto, to ensure that such statements present fairly the financial position of the Company and the results of its operations and, if appropriate, to recommend to the Board as to the approval of any such financial statements;

(c)

to assist the Board in the discharge of its responsibilities relating to the Company’s accounting principles, reporting practices and internal controls and its approval of the Company's annual and quarterly consolidated financial statements;

(d)

to establish and maintain a direct line of communication with the Company's internal accounting staff and any external accounting consultant(s) and assess their performance;

(e)

to ensure that the management of the Company has designed, implemented and is maintaining an effective and appropriate system of internal financial controls; and

(f)

to report regularly to the Board on the fulfilment of its duties and responsibilities.

3.2

The duties and responsibilities of the Committee as they relate to the external auditors will be as follows:

(a)

to select a firm of external auditors to be proposed by management of the Company to the shareholders for election by the shareholders as the external auditors for the Company, and to verify the independence of such proposed external auditors;

(b)

to review and approve the fee, scope and timing of the annual and any other audit performed by the external auditors;

(c)

to review and evaluate the qualifications, performance and independence of the lead partner of the external auditors of the Company;

(d)

to discuss with management of the Company the timing and process for implementing the rotation of the lead audit partner and the reviewing partners of the external auditors of the Company;

(e)

to obtain confirmation from the external auditors of the Company that they will report directly to the Committee;

(f)

to obtain confirmation from the external auditors of the company that they will report in a timely matter to the Committee all critical accounting policies and practices to be used, all alternative accounting policies and practices, the ramifications of each of such accounting policies and practices and the accounting policy and practice preferred by the external auditors of the Company, for the financial information of the Company within applicable generally accepted accounting principles (“GAAP”) which have been discussed with management of the Company and will provide a copy of all material written communications between the external auditors of the Company and management of the Company including, without limitation, any management letter or schedule of unadjusted differences;

(g)

obtain confirmation from the external auditors of the Company that they will ensure that all reports filed under the United States Securities Exchange Act of 1934, as amended, which contain financial statements required to be prepared in accordance with Canadian GAAP and/or are reconciled to, United States GAAP, reflect all material correcting adjustments identified by the external auditors of the Company;

(h)

to review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and any former external auditors of the Company;

(i)

to review and pre-approve all non-audit services to be provided to the Company (or any of its subsidiaries) by the external auditors, provided that such pre-approval authority may be delegated by the Committee to any member of the Committee who is “independent” and “unrelated” on the condition that any such pre-approval must be presented to the Committee at its first schedule meeting following any such approval;

(j)

review the audit plan of the external auditors prior to the commencement of the audit;

(k)

to review with the external auditors, upon completion of their annual audit:

(i)

the contents of their report,

(ii)

the scope and quality of the audit work performed,

(iii)

the adequacy of the Company's financial and accounting personnel,

(iv)

the co-operation received from the Company's personnel and any external consultants during the audit,

(v)

the scope and nature of the internal resources used,

(vi)

any significant transactions outside of the normal business of the Company,

(vii)

any significant proposed adjustments and recommendations for improving internal accounting controls, accounting principles or management systems, and

(viii)

the non-audit services provided by the external auditors during the year under audit;

(l)

to discuss with the external auditors not just the acceptability, but also the quality, of the Company’s accounting principles; and

(m)

to implement structures and procedures to ensure that the Committee meets the external auditors on a regular basis in the absence of management.

3.3

The duties and responsibilities of the Committee as they relate to the internal control procedures of the Company are to:

(a)

review the appropriateness and effectiveness of the Company's policies and business practices which impact on the financial integrity of the Company, including those relating to internal accounting, the use of and services provided by any external accounting consultant(s), insurance, information services and systems and financial controls, management reporting and risk management, and to ensure that the Company maintains:

(i)

the necessary books, records and accounts in reasonable detail to accurately and fairly reflect the Company’s financial transactions,

(ii)

effective internal control systems, and

(iii)

adequate processes for assessing the risk of material misstatement of the financial statements and for detecting control weaknesses or fraud;

(b)

establish procedures for:

(i)

the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

(ii)

the confidential, anonymous submission by employees or any external consultants of the Company of concerns regarding questionable accounting or auditing matters;

(c)

to periodically review this policy and recommend to the Board any changes which the Committee may deem appropriate;

(d)

review any unresolved issues between management and the external auditors that could affect the financial reporting or internal controls of the Company;

(e)

periodically review the Company's financial and auditing procedures and the extent to which recommendations made by the internal accounting staff, by any external accounting consultant(s) or by the external auditors have been implemented;

(f)

assist in the preparation of any internal control report by management, which provides that management of the Company is responsible for establishing and maintaining an adequate control structure and procedures for financial reporting by the Company, assessing the effectiveness of such control structure and procedures, and ensuring that the external auditors of the Company attest to, and report on, the assessment of such control structure and procedures by management of the Company;

(g)

assist the Chief Executive Officer and the Chief Financial Officer of the Company in their assessment of the effectiveness of the Company’s internal control over financial reporting and in determining whether there has been any material change in the Company’s internal control over financial reporting which has materially affected or could materially affect such internal control subsequent to the date of the evaluation; and

(h)

assist the Chief Executive Officer and the Chief Financial Officer of the Company in identifying and addressing any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial information and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.4

The Committee is also charged with the responsibility to:

(a)

review the Company's quarterly statements of earnings, including the impact of unusual items and changes in accounting principles and estimates and report to the Board with respect thereto;

(b)

review and approve the financial sections of:

(i)

the annual report to shareholders;

(ii)

the annual information form (if any);

(iii)

any quarterly or annual management discussion and analysis;

(iv)

prospectuses; and

(v)

other public reports requiring approval by the Board,

and report to the Board with respect thereto including, without limitation, as to the approval (or otherwise) thereof by the Board;

(c)

review regulatory filings and decisions as they relate to the Company's consolidated annual and interim financial statements, including any press releases with respect thereto;

(d)

ensure that the Company discloses in the periodic reports of the Company, as appropriate, whether at least one member of the Committee is a “financial expert” within the meaning of the rules and forms adopted by the Securities and Exchange Commission;

(e)

ensure that all non-audit services approved by or on behalf of the Committee are disclosed in the periodic reports of the Company;

(f)

ensure that each annual report and, to the extent required by any applicable legal or regulatory requirement, any quarterly report of the Company includes disclosure with respect to all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities which may have a current or future effect on the Company in accordance with all applicable legal and regulatory requirements;

(g)

ensure that all financial statements and other financial information, including pro forma financial information, included in any report filed by the Company with any regulatory authority or contained in any public disclosure or press release of the Company is presented in a manner which does not contain a material misstatement or omission and reconciles the pro forma information contained therein to Canadian GAAP, and if appropriate, reconciles such pro forma information contained therein to United States GAAP, and which otherwise complies with all applicable legal and regulatory requirements;

(h)

review the appropriateness of the policies and procedures used in the preparation of the Company's consolidated financial statements and other required disclosure documents, and consider recommendations for any material change to such policies;

(i)

review and report on the integrity of the Company’s consolidated financial statements;

(j)

review the minutes of any audit committee meeting of any subsidiaries of the Company;

(k)

review with management, the external auditors and, if necessary, with legal counsel, any litigation, claim or other contingency, including tax assessments that could have a material effect upon the financial position or operating results of the Company and the manner in which such matters have been disclosed in the consolidated financial statements;

(l)

review the Company’s compliance with regulatory and statutory requirements as they relate to financial statements, tax matters and disclosure of material facts; and

(m)

develop a calendar of activities to be undertaken by the Committee for each ensuing year and to submit the calendar in the appropriate format to the Board within a reasonable time following each annual general meeting of shareholders.

3.5

The Committee shall have the authority to determine:

(a)

subject to the grant by the shareholders of the authority to do so, if required, the compensation to be received by the external auditors of the Company in connection with all audit services, and non-audit services, to be performed by the auditors;

(b)

the compensation to be received by any legal, financial or other advisors or consultants engaged by the Committee to assist it in performing its duties and responsibilities hereunder; and

(c)

the appropriate funding for the ordinary administrative expenses of the Committee.

ARTICLE 4  – GENERAL

4.1

The Committee will:

(a)

prepare any report or other disclosure, including any recommendation of the Committee, required by any applicable legal or regulatory requirement to be included in the annual proxy or information circular of the Company;

(b)

review this Charter at least annually and recommend any changes herein to the Board;

(c)

report the activities of the Committee to the Board on a regular basis and make such recommendations thereto as the Committee may deem necessary or appropriate; and

(d)

prepare and review with the Board an annual performance evaluation of the Committee, which performance evaluation must compare the performance of the Committee with the requirements of this Charter and be conducted in such manner as the Committee deems appropriate.  Such report to the Board may be in such form as the Committee determines, which may include being in the form of an oral report by the chair of the Committee or by another member of the Committee designated by the Committee to make such report.

4.2

No member of the Committee will receive any compensation from the Company, other than fees for being a director of the Company, or a member of a committee of the Board.

4.3

In addition to the foregoing, the Committee will perform such other duties as may be assigned to it by the Board from time to time or as may be required by any applicable stock exchanges, regulatory authorities or legislation.”

Composition of the Audit Committee

Cardero’s Audit Committee is made up of the following directors:

Name	Independent (Y/N)	Status
Leonard Harris	Independent	Financially Literate
Murray Hitzman	Independent	Financially Literate
Stephan Fitch	Independent	Financially Literate

Relevant Education And Experience

The experience and education of each member of the Audit Committee that is relevant to the performance of his responsibilities as a member of the Audit Committee is as follows:

Leonard Harris:  Mr. Harris is a professional engineer with Metallurgy diploma and 50 years experience in all aspects of mineral processing and mining operations world wide, a significant part of which has been in South America.  Mr. Harris spent 16 years with Cerro de Pasco Corporation before joining Newmont Mining Corporation, where he served as President and General Manager of Newmont Peru Limited and Vice-President and General Manager of Newmont Latin America.  Mr. Harris was General Manager (involved in construction and operation) of the Minera Yanacocha gold mine in Peru.  Since 1995, Mr. Harris has been a consultant and director of several small capitalized mining companies including Glamis Gold Ltd., Solitario Resources Inc., Alamos Gold Inc., Corriente Resources Inc., Endeavour Silver Corp. and Cardero.  In such roles, he has had extensive experience with the review and understanding of the accounting principles relevant to the financial statements of public natural resource companies, including companies comparable to Cardero.

Murray Hitzman:  Dr. Hitzman received BA degrees in Earth Science and Anthropology from Dartmouth College in 1976, an MS in geology from the University of Washington, Seattle in 1978, and a Ph.D. from Stanford University in 1983.  Dr Hitzman began work in the mining industry with Anaconda in 1976 at the Yerington porphyry copper mine in Nevada and subsequently worked for Anaconda in Alaska from 1977 through 1982.  From 1982 through 1993, Dr. Hitzman worked throughout the world for Chevron Resources Company and initiated and managed base and precious metal exploration projects in Papua New Guinea, Brazil, Spain, Ireland, France, Germany, Italy, Tanzania, Canada, and the United States.  In 1990 he discovered the Lisheen zinc-lead-silver deposit in Ireland.  From 1990 though 1993, Dr. Hitzman was manager of the Lisheen project, guiding it through exploration and pre-feasibility, including engineering and environmental studies.  In 1993, Dr. Hitzman was named Geological Society of America Congressional Fellow and served from September, 1993 to August, 1994, on the staff of U.S. Senator Joseph Lieberman (D - CT) working on natural resource and environmental issues.  Dr. Hitzman was named Executive Branch Fellow by the American Association for the Advancement for Science/Sloan Foundation during 1994.  As the Executive Branch Fellow he served as a senior policy analyst in the White House Office of Science and Technology Policy from September, 1994 through March, 1996 specializing in natural resource, environmental, and geoscience issues.  In June, 1996, Dr. Hitzman became the Charles F. Fogarty Professor of Economic Geology at the Colorado School of Mines, and in 2000 was named Head of the Department of Geology and Geological Engineering at the Colorado School of Mines (he stepped down as such in August, 2007).  Mr. Hitzman has been a director of a number of public companies similar to Cardero and, in such roles, he has had experience with the review and understanding of the accounting principles relevant to the financial statements of public natural resource companies.

Stephan Fitch:  Stephan Fitch is a co-founder and a managing director of the London based International Asset Group, Ltd. (IAGL), a private company which specializes in international merchant banking activities.  He has been involved in a broad range of international corporate finance/investment banking activities for over 18 years specializing primarily in start up, venture capital and small-capitalized public companies.  Prior to joining IAGL, Mr. Fitch was co-founder and Executive Vice President of New World Capital, Inc.  New World was established in 1992 and was involved in corporate finance and investment banking activities throughout Europe and the US.  The firm's activities included the raising of capital from European institutional investors for small-capitalized US public companies, corporate restructuring, technology transfers between U.S. high tech companies and European conglomerates and, numerous M & A/strategic advisory projects.  During this time, he assisted with the purchase and management of Eastern Securities, a fully licensed, NASD member, and New York City based broker/dealer.  Prior to joining New World, Mr. Fitch co-founded in 1986, Somerset Partners Ltd., a Denver based partnership specializing in M & A activities.  From 1984 to 1986, Mr. Fitch worked as an assistant research analyst for Cambridge Research and Management Group, a registered commodities trading advisor, based in Century City, California.  In 1984, Mr. Fitch earned a Bachelor of Arts degree from the University of California, Los Angeles in Political Science with a specialization in International Relations.  In connection with these activities, Mr. Fitch has had extensive experience in reviewing, interpreting and assessing financial statements and the underlying accounting principles, and has been involved in the development and analysis of internal controls and procedures for financial reporting.

Reliance on Certain Exemptions

At no time since the commencement of Cardero’s most recently completed financial year has the Company relied on the exemptions the following sections of MI 52-110:

1.

Section 2.4 (De Minimis Non-audit Services);

2.

Section 3.2 (Initial Public Offerings);

3.

Section 3.3(2) (Controlled Companies);

4.

Section 3.4 (Events Outside Control of Member);

5.

Section 3.5 (Death, Disability or Resignation of Audit Committee Member);

6.

Section 3.6 (Temporary Exemption for Limited and Exceptional Circumstances);

7.

Section 3.8 (Acquisition of Financial Literacy); or

8.

an exemption from MI 52-110, in whole or in part, granted under Part 8 of MI 52-110.

Audit Committee Oversight

At no time since November 1, 2006, being the commencement of Cardero’s most recently completed financial year, was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Pre-Approval Policies and Procedures

The Audit Committee is authorized by the Board to review the performance of Cardero’s external auditors and approve in advance provision of services other than auditing and to consider the independence of the external auditors, including reviewing the range of services provided in the context of all consulting services bought by Cardero.  The Chairman of the Audit Committee is authorized to approve any non-audit services or additional work which the Chairman deems as necessary and is required to notify the other members of the Audit Committee of such non-audit or additional work.

External Auditor Service Fees (By Category)

The aggregate fees billed by the Company’s external auditors in each of the last two fiscal years for audit fees are as follows:

Financial Year Ending	Audit Fees(1)	Audit Related Fees(2)	Tax Fees(3)	All Other Fees(4)
October 31, 2006	$67,375	$1,000	$3,500	Nil
October 31, 2007	$64,754(5)	$Nil	$3,500	Nil

(1) The aggregate audit fees billed.

(2) The aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements which are not included under the heading “Audit Fees”.  The work performed was related to the auditors’ participation in underwriters’ due diligence procedures in connection with a brokered private placement carried out by Cardero in January, 2007.

(3) The aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning.  The work performed was assistance in the preparation and review of Cardero’s tax returns.

(4) The aggregate fees billed for products and services other than as set out under the headings “Audit Fees”, “Audit Related Fees” and “Tax Fees”.

(5) Estimate only – final account not yet rendered.